EXHIBIT 10.1

MASTER REPURCHASE AGREEMENT

Dated as of August 1, 2006

AMONG:

CITIGROUP GLOBAL MARKETS REALTY CORP. as the buyer (“Buyer”, which term shall include any Principal as defined and provided for in Annex I), or as agent pursuant hereto (the “Agent”);

NEW CENTURY MORTGAGE CORPORATION (“NCMC”), as a seller, NC CAPITAL CORPORATION (“NCC”), as a seller, NEW CENTURY CREDIT CORPORATION (“NCCC”), as a seller, HOME123 CORPORATION (“Home123”), as a seller (NCMC, NCC, Home123 and NCCC, each a Seller and collectively, jointly and severally, the “Sellers”); and

NEW CENTURY FINANCIAL CORPORATION, as the guarantor (“Guarantor”).

1.	APPLICABILITY

The Buyer may, from time to time, upon the terms and conditions set forth herein, enter into transactions in which the Sellers transfer to the Buyer Eligible Assets against the transfer of funds by the Buyer, with a simultaneous agreement by the Buyer to transfer to the Seller Purchased Assets at a date certain, against the transfer of funds by the Sellers. Each such transaction shall be referred to herein as a “Transaction”, and, unless otherwise agreed in writing, shall be governed by this Agreement.

2.	DEFINITIONS AND INTERPRETATION

(a) Defined Terms.

“Accepted Servicing Practices” means with respect to any Mortgage Loan or REO Property, those mortgage servicing practices (including collection procedures) of prudent mortgage banking institutions which service mortgage loans of the same type as the Mortgage Loans or REO Property (as applicable) in the jurisdiction where the related Mortgaged Property is located.

“Additional Purchased Assets” shall have the meaning assigned thereto in Section 6(a) hereof.

“Agent” means Citigroup Global Markets Realty Corp. or any successor.

“Affiliate” means, with respect to any specified Person, any other Person controlling or controlled by or under common control with such specified Person, which shall include any Subsidiary of such Person. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise (excluding Persons that may be deemed Affiliates solely by the operation of securities laws), and the terms “controlling” and “controlled” have meanings correlative to the meaning of “control”. Notwithstanding any provision herein to the contrary, (i) a Person shall not be considered an Affiliate of the Buyer solely by such Person’s ownership of the publicly-traded stock of Citigroup Inc., and (ii) a Person shall not be considered an Affiliate of the Guarantor or any Seller, (x) solely by such Person’s ownership of the publicly-traded stock of the Guarantor, or (y) solely due to the direct or indirect ownership by the Guarantor or any Seller, or any of the Guarantor and the Sellers acting in concert, of less than 50% of the capital stock or other units representing ownership interests of such Person that are issued, outstanding, and grant the owner or holder thereof the right to vote for the election of directors, managers or other like positions of governance.

“Agreement” means this Master Repurchase Agreement (including all exhibits, schedules and other addenda thereto), as it may be amended, supplemented or otherwise modified from time to time.

“ALTA” means the American Land Title Association.

“Appraised Value” means the value set forth in an appraisal (i) made in connection with the origination of the related Mortgage Loan as the value of the Mortgaged Property or (ii) made on any REO Property.

“Asset File” shall have the meaning assigned thereto in the Custodial Agreement.

“Asset Schedule” means the list of Mortgage Loans or REO Interests delivered by the related Seller to the Buyer and the Custodian together with each Transaction Notice and attached by the Custodian to the related Trust Receipt. Each Asset Schedule (which, with respect to each Mortgage Loan to be included, shall also include a Mortgage Loan Transmission) shall set forth the following information (i) with respect to each Mortgage Loan: Purchased Asset number, Mortgagor name and address, product description, principal balance, coupon, last payment date, next payment due date, origination date, credit score, property type, document type, loan-to-value, combined-loan-to-value, owner occupancy, lien status, senior liens, subordinate liens, payment status and whether the Mortgage Loan is subject to prepayment charges, and (ii) with respect to each REO Interest: the street address of the related REO Property, and any other information required by the Buyer and any other additional items to be delivered as set forth on Annex 1 to the Custodial Agreement.

“Assignment of Mortgage” means, with respect to any Mortgage, an assignment of the Mortgage, notice of transfer or equivalent instrument in recordable form (excluding only the name of the assignee), sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect the assignment of the Mortgage to the Buyer.

“Balloon Loan” means, with respect to a Mortgage Loan, a Mortgage Loan with a final Monthly Payment that is significantly larger than the other scheduled Monthly Payments in respect of such Mortgage Loan.

“BPO” shall mean, with respect to a Mortgage Loan or REO Property, a broker’s price opinion prepared by a duly licensed real estate broker who has no interest, direct or indirect, in the Mortgage Loan or REO Property or in the Sellers or any Affiliate or REO Subsidiary of the Sellers and whose compensation is not affected by the results of the broker’s price opinion and which valuation indicates the expected proceeds for a sale of the related Mortgaged Property or REO Property and, with respect to any condominium development or planned unit development that was not Fannie Mae or Freddie Mac approved, the amount, if any, by which the valuation was decreased as a result of such lack of approval, and includes certain assumptions, including those as to the condition of the interior of the applicable Mortgaged Property or REO Property and marketing time.

“Business Day” means any day other than (i) a Saturday or Sunday or (ii) a day upon which banking institutions in the State of New York, the State of California, or any of the Custodian, the Sellers or the Buyer are authorized or obligated by law or executive order to be closed.

“Cash Equivalents” means any of the following: (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A-1 by Standard & Poor’s Ratings Services (“S&P”) or P-1 by Moody’s Investors Service, Inc. (“Moody’s”), or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (d) repurchase obligations of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A2 by Moody’s; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the requirements of clause (b) of this definition; or (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition.

“Change in Control” means the acquisition by any Person, or two or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) of outstanding shares of voting stock of such person at any time if after giving effect to such acquisition such Person or Persons owns fifty percent (50%) or more of such outstanding voting stock.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by the Buyer (or any Affiliate of the Buyer) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collection Account” means (i) the following account established by the Sellers in accordance with Section 14(y) for the benefit of the Buyer, “Citigroup Global Markets Realty Corp. P&I account Account # [     ]”, or (ii) any other account established by the Sellers in accordance with Section 14(y) for the benefit of the Buyer, entitled “Citigroup Global Markets Realty Corp. P&I account”, with the consent of the Buyer, which consent shall not be unreasonably withheld.

“Collection Account Control Agreement” means that collection account control agreement among the Seller, the Buyers and the Control Bank dated as of the date hereof.

“Combined Loan-to-Value Ratio” or “CLTV” means with respect to any Mortgage Loan, the ratio of (i) the original outstanding principal amount of the Mortgage Loan and any other mortgage loan which is secured by a lien on the related Mortgaged Property to (ii) the lesser of (a) the Appraised Value of the Mortgaged Property at origination or (b) if the Mortgaged Property was purchased within 12 months of the origination of the Mortgage Loan, the purchase price of the Mortgaged Property.

“Control Bank” means (i) [     ] and its successors thereto, or (ii) such other bank as may be mutually acceptable among the Sellers and the Buyer.

“Credit Score” means the credit score of the Mortgagor provided by Fair, Isaac & Company, Inc. or such other organization providing credit scores at the time of the origination of a Mortgage Loan. If two credit scores are obtained, the Credit Score shall be lower of the two credit scores. If three credit scores are obtained, the Credit Score shall be the middle of the three credit scores

“Custodial Agreement” means the Custodial Agreement, dated as of August 1, 2006 among the Sellers, the Buyer and the Custodian as the same may be amended, supplemented or modified from time to time.

“Custodian” means Deutsche Bank Trust Company Americas, or its successors and permitted assigns.

“Default” means any event, that, with the giving of notice or the passage of time or both, would constitute an Event of Default.

“Default Rate” means, as of any date of determination, the lesser of (i) one-month LIBOR as of such date of determination plus four hundred basis points (4.00%), and (ii) the maximum rate permitted by applicable law. The Default Rate is calculated on the basis of a 360-day year and the actual number of days elapsed between the date of Default and the date of determination.

“Delinquent” means, with respect to a Mortgage Loan, that a monthly payment due thereon is not made by the close of business on the Due Date.

“Dollars” or “$” means, unless otherwise expressly stated, lawful money of the United States of America.

“Due Date” means the day on which the Monthly Payment is due on a Mortgage Loan, exclusive of any days of grace.

“Effective Date” means the date set forth on the top of the first page of this Agreement.

“Electronic Tracking Agreement” means the electronic tracking agreement among the Buyer, the Sellers, the Servicer, MERSCORP, Inc. and Mortgage Electronic Registration, Systems, Inc., in form and substance acceptable to the Buyer to be entered into in the event that any of the Mortgage Loans become MERS Designated Mortgage Loans, as the same may be amended, supplemented or modified from time to time; provided that if no Mortgage Loans are or will be MERS Designated Mortgage Loans, all references herein to the Electronic Tracking Agreement shall be disregarded.

“Electronic Transmission” means the delivery of information in an electronic format acceptable to the applicable recipient thereof. An Electronic Transmission shall be considered written notice for all purposes hereof (except when a request or notice by its terms requires execution).

“Eligible Asset” shall mean an Eligible Loan or an Eligible REO Interest as to which (i) the representations and warranties in Section 13 hereof (as applicable) are correct, (ii) the related Asset File contains all required Mortgage Loan Documents without material exceptions unless otherwise waived by the Buyer and (iii) such other customary criteria for eligibility determined by the Buyer shall have been satisfied.

“Eligible Loan” shall have the meaning assigned thereto in the Pricing Side Letter.

“Eligible REO Interest” means an REO Interest that satisfies the representations and warranties set forth on Exhibit B-2 hereof.

“ERISA” shall have the meaning assigned thereto in Section 22 hereof.

“Escrow Instruction Letter” mean the escrow or closing instruction letter from the related Seller to the Settlement Agent.

“Escrow Payments” means the amounts constituting ground rents, taxes, assessments, water charges, sewer rents, mortgage insurance premiums, fire and hazard insurance premiums and other payments as may be required to be escrowed by the Mortgagor with the Mortgagee pursuant to the terms of any Note or Mortgage.

“Event of Default” shall have the meaning assigned thereto in Section 19 hereof.

“Fannie Mae” means the Federal National Mortgage Association, and its successors in interest.

“FHA” means the Federal Housing Administration, an agency within HUD, or any successor thereto and including the Federal Housing Commissioner and the Secretary of Housing and Urban Development where appropriate under the FHA regulations.

“Fifty Year Mortgage Loan” shall have the meaning assigned thereto in the Pricing Side Letter.

“Forty Year Mortgage Loan” shall have the meaning assigned thereto in the Pricing Side Letter.

“Freddie Mac” means the Federal Home Loan Mortgage Corporation, and its successors in interest.

“GAAP” means generally accepted accounting principles in the United States of America in effect from time to time.

“Governmental Authority” shall mean, with respect to any Person, any nation or government, any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any court or arbitrator having jurisdiction over such Person, any of its subsidiaries or any of their properties.

“Guarantee” means, as to any Person, any obligation of such Person directly or indirectly guaranteeing any Indebtedness of any other Person or in any manner providing for the payment of any Indebtedness of any other Person, excluding (a) obligations to make endorsements for collection or deposits in the ordinary course of business and (b) obligations to make servicing advances or other obligations in respect of a mortgage loan serviced by such Person.

“Guarantor” means, New Century Financial Corporation, a Maryland corporation, and any successor thereto.

“Guaranty” means the Guaranty Agreement, dated as of August 1, 2006 between the Guarantor and the Buyer.

“Hedge Instrument” means any interest rate cap agreement, interest rate floor agreement, interest rate swap agreement or other interest rate hedging agreement entered into by a Seller or the Guarantor with a counterparty approved by the Buyer to hedge such Seller’s interest rate risk with respect to the mortgage loans in such Seller’s portfolio (which includes Mortgage Loans sold hereunder). The Sellers shall provide a monthly report to the Buyer which sets forth any such Hedge Instrument entered into by the Sellers and shall provide the Buyer with all information relating to such Hedge Instrument that the Buyer may reasonably request.

“High Balance Mortgage Loan” shall have the meaning assigned thereto in the Pricing Side Letter.

“High LTV Mortgage Loan” shall have the meaning assigned thereto in the Pricing Side Letter.

“Hospital Mortgage Loan” shall have the meaning assigned thereto in the Pricing Side Letter.

“HUD” means the Department of Housing and Urban Development, or any federal agency or official thereof which may from time to time succeed to the functions thereof with regard to FHA mortgage insurance. The term “HUD,” for purposes of this Agreement, is also deemed to include subdivisions thereof such as the FHA and Government National Mortgage Association.

“Income” means, with respect to any Purchased Asset at any time, any principal and/or interest paid thereon and all dividends, sale proceeds (including, without limitation, any proceeds from the securitization of such Purchased Asset or other disposition thereof) and other collections and distributions thereon (including, without limitation, any proceeds received in respect of mortgage insurance), but not including any commitment fees, origination fees and/or servicing fees accrued in respect of periods on or after the initial Purchase Date with respect to such Purchased Asset.

“Indebtedness” means, for any Person: (a) all obligations for borrowed money; (b) obligations of such Person to pay the deferred purchase or acquisition price of Property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business so long as such trade accounts payable are payable and paid within ninety (90) days after the date the respective goods are delivered or the respective services are rendered; (c) indebtedness of others secured by a lien on the Property of such Person, whether or not the respective indebtedness so secured has been assumed by such Person; (d) obligations (contingent or otherwise) of such Person in respect of letters of credit or similar instruments issued for account of such Person; (e) capital lease obligations of such Person; (f) obligations of such Person under repurchase agreements or like arrangements; (g) indebtedness of others guaranteed on a recourse basis by such Person; (h) all obligations of such Person incurred in connection with the acquisition or carrying of fixed assets by such Person; (i) indebtedness of general partnerships of which such Person is a general partner; and (j) any other contingent liabilities of such Person.

“Investment Company Act” means the Investment Company Act of 1940, as amended, including all rules and regulations promulgated thereunder.

“LIBOR” means, for each day, the rate determined by the Buyer on the related Purchase Date on the basis of the offered rate for one-month U.S. dollar deposits, as such rate appears on Telerate Page 3750 as of 11:00 a.m. (London time) on such date (rounded up to the nearest whole multiple of 1/16%); provided that if such rate does not appear on Telerate Page 3750, the rate for such date will be the rate determined by reference to such other comparable publicly available service publishing such rates as may be selected by the Buyer in its sole reasonable discretion and communicated to the related Seller. The Buyer shall have the sole discretion to reset LIBOR daily.

“Lien” shall mean any mortgage, lien, pledge, charge, security interest or similar encumbrance.

“Loan-to-Value Ratio” or “LTV” means with respect to any Mortgage Loan, the ratio of the outstanding principal amount of such Mortgage Loan at the time of origination to the lesser of (a) the Appraised Value of the related Mortgaged Property at origination of such Mortgage Loan and (b) if the related Mortgaged Property was purchased within twelve (12) months of the origination of such Mortgage Loan, the purchase price of the related Mortgaged Property.

“Maintenance Call” shall have the meaning assigned thereto in Section 6(a) hereof.

“Manufactured Home” means a prefabricated or manufactured home a lien on which secures a Mortgage Loan and which is considered and treated as “real estate” under applicable law.

“Market Value” means (i) with respect to any Purchased Asset that is an Eligible Asset, as of any date of determination, the value ascribed to such asset by the Buyer in its sole reasonable discretion as marked to market at any time, but not less frequently than monthly (but in no event greater than the Market Value of such Purchased Asset on the related initial Purchase Date), and (ii) with respect to a Purchased Asset that is not an Eligible Asset or a Purchased Asset that is deemed by the Buyer in its sole reasonable discretion to be unsecuritizable or otherwise uncollectible, zero.

“Market Value Deficit” shall have the meaning assigned thereto in Section 6(a) hereof.

“Market Value Requirement” shall have the meaning assigned thereto in the Pricing Side Letter.

“Master Netting Agreement” means the letter agreement among the Buyer and the Sellers and certain Affiliates and Subsidiaries of the Buyer and the Sellers in form and substance acceptable to the Buyer to be entered into in the event that the Buyer and the Sellers agree, as the same may be amended, supplemented or modified from time to time; provided that if such agreement is not entered into, all references herein to the Master Netting Agreement shall be disregarded.

“Material Adverse Change” means, with respect to a Person, any material adverse change in the business, condition (financial or otherwise), operations, performance, properties or prospects taken as a whole of such Person.

“Material Adverse Effect” means (a) a Material Adverse Change with respect to a Person or a Person and its Affiliates that are party to any Program Document taken as a whole; (b) a material impairment of the ability of a Person or any Affiliate thereof that is a party to any Program Document to perform under any Program Document and to avoid any Event of Default; (c) a material adverse effect upon the legality, validity, binding effect or enforceability of any Program Document against a Person or any Affiliate of such Person that is a party to any Program Document; or (d) a material adverse effect upon the value or marketability of a material portion of the Purchased Assets.

“Maximum Aggregate Purchase Price” means $950,000,000.

“MERS” shall have the meaning assigned thereto in the Custodial Agreement.

“MERS Designated Mortgage Loan” shall have the meaning assigned thereto in the Custodial Agreement.

“Minimum Valuation” shall have the meaning assigned thereto in the Pricing Side Letter.

“Monthly Payment” means with respect to any Mortgage Loan, the scheduled combined payment of principal and interest payable by a Mortgagor under the related Note on each Due Date.

“Mortgage” means a mortgage, deed of trust, or other instrument that creates a lien on the related Mortgaged Property and secures a Note.

“Mortgage Identification Number” shall have the meaning assigned thereto in the Custodial Agreement.

“Mortgage Interest Rate” means, with respect to each Mortgage Loan, the annual rate at which interest accrues on such Mortgage Loan from time to time in accordance with the provisions of the related Note.

“Mortgage Loan” means (i) a first or current (not Delinquent by more than 30 days) second lien, fixed rate or adjustable rate, wet or dry funded, residential mortgage loan (including Hospital Mortgage Loans, Forty Year Mortgage Loans, Fifty Year Mortgage Loans, High Balance Mortgage Loans, High LTV Mortgage Loans and Second Lien Mortgage Loans) originated in accordance with the Underwriting Guidelines and the warranties attached as Exhibit B-1 hereto, (ii) such other type of loan, lease or other receivable as shall be agreed upon by the parties in writing, or (iii) any interest in, or secured by, any such loan, lease or other receivable.

“Mortgage Loan Documents” shall have the meaning assigned thereto in the Custodial Agreement.

“Mortgage Loan Transmission” shall have the meaning assigned thereto in the Custodial Agreement.

“Mortgaged Property” means, with respect to a Mortgage Loan, the real property (including all improvements, buildings, fixtures, building equipment and personal property affixed thereto and all additions, alterations and replacements made at any time with respect to the foregoing) and all other collateral securing repayment of the debt evidenced by a Note.

“Mortgagee” means the record holder of a Note secured by a Mortgage.

“Mortgagor” means the obligor or obligors on a Note, including any person who has assumed or guaranteed the obligations of the obligor thereunder.

“NCFC” shall mean New Century Financial Corporation, or any successor thereto.

“Net Worth” shall mean, with respect to any Person, the excess of such Person’s total assets, over such Person’s total liabilities, determined in accordance with GAAP.

“Note” means, with respect to any Mortgage Loan, the related promissory note together with all riders thereto and amendments thereof or other evidence of indebtedness of the related Mortgagor.

“Notice Date” shall have the meaning assigned thereto in Section 3(a).

“Obligations” means (a) all of the Sellers’ obligation to pay the Repurchase Price on the Repurchase Date and other obligations and liabilities of the Sellers, the Guarantor and the Servicer to the Buyer, its Affiliates or the Custodian arising under, or in connection with, the Program Documents or directly related to the Purchased Assets, whether now existing or hereafter arising; (b) any and all sums paid by the Buyer or on behalf of the Buyer pursuant to the Program Documents in order to preserve any Purchased Asset or its interest therein; (c) in the event of any proceeding for the collection or enforcement of any of the Sellers’, the Guarantor’s or the Servicer’s indebtedness, obligations or liabilities referred to in clause (a), the reasonable expenses of retaking, holding, collecting, preparing for sale, selling or otherwise disposing of or realizing on any Purchased Asset, or of any exercise by the Buyer or any Affiliate of the Buyer of its rights under the Program Documents, including without limitation, reasonable attorneys’ fees and disbursements and court costs; and (d) all of the Sellers’ and the Guarantor’s indemnity obligations to the Buyer pursuant to the Program Documents.

“Permitted Liens” shall mean with respect to Eligible REO Assets, (i) those Liens that existed on the related REO Properties as of the Purchase Date; (ii) any taxes, assessments or governmental charges on any of the related REO Properties which the Servicer has not advanced because the Servicer has determined, in accordance with Accepted Servicing Practices that any advance of such charges would not be likely recoverable from the sale of such REO Property; and (iii) any obligation to cure existing violations under environmental laws with regard to related REO Properties which the Servicer has not advanced because the Servicer has determined, in accordance with Accepted Servicing Practices, that any advance on such obligations would not be likely recoverable from the sale of such REO Property; and with respect to Eligible Assets, any Liens granted by the Sellers in favor of the Buyer.

“Person” means any legal person, including any individual, corporation, partnership, association, joint venture, trust, limited liability company, unincorporated organization, governmental entity or other entity of similar nature.

“Price Differential” means, with respect to each Transaction as of any date, the aggregate amount obtained by daily application of the Pricing Rate (or during the continuation of an Event of Default, by daily application of the Default Rate) for such Transaction to the Purchase Price for such Transaction on a 360-day-per-year basis for the actual number of days elapsed during the period commencing on (and including) the Purchase Date and ending on (but excluding) the Repurchase Date (reduced by any amount of such Price Differential in respect of such period previously paid by the Sellers to the Buyer with respect to such Transaction).

“Pricing Rate” means the per annum percentage rate for determination of the Price Differential as set forth in the Pricing Side Letter.

“Pricing Side Letter” means the pricing side letter, dated as of August 1, 2006, among the Sellers, the Guarantor and the Buyer, as the same may be amended, supplemented or modified from time to time.

“Prime Rate” means the daily prime loan rate as reported in The Wall Street Journal or if more than one rate is published, the highest of such rates.

“Principal” shall have the meaning given to it in Annex I.

“Program Documents” means this Agreement, the Custodial Agreement, Collection Account Control Agreement, any Servicing Agreement, the Master Netting Agreement, the Pricing Side Letter, any assignment of all or a portion of any Hedge Instrument, the Electronic Tracking Agreement, the Guaranty and any other agreement entered into by the Sellers and/or the Guarantor and/or the Servicer, on the one hand, and the Buyer and/or any of its Affiliates or Subsidiaries (or the Custodian on its behalf) on the other, in connection herewith or therewith.

“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

“Purchase Date” means, with respect to each Transaction, the date on which Purchased Assets are sold by the Sellers to the Buyer hereunder.

“Purchased Items” shall have the meaning assigned thereto in Section 9 hereof.

“Purchase Price” shall have the meaning assigned thereto in the Pricing Side Letter.

“Purchased Assets” means any of the following assets sold by the Sellers to the Buyer in a Transaction and not on the date of determination repurchased; the related Mortgage Loans and REO Interests, together with the related Records, Servicing Rights, the Sellers’ or the Guarantor’s rights under any related Hedge Instruments to the extent of the Mortgage Loans sold hereunder, or the Sellers’ or the Guarantor’s rights under any takeout commitment related to the Mortgage Loans and other Purchased Items, such other property, rights, titles or interest as are specified on a related Transaction Notice, and all instruments, chattel paper, and general intangibles comprising all of the foregoing. The term “Purchased Assets” with respect to any Transaction at any time also shall include Additional Purchased Assets delivered pursuant to Section 6(a) hereof and Substitute Loans delivered pursuant to Section 17 hereof.

“Reacquired Loans” shall have the meaning assigned thereto in Section 17.

“Records” means all instruments, agreements and other books, records, and reports and data generated by other media for the storage of information maintained by the Sellers or any other person or entity with respect to a Purchased Asset. Records shall include, without limitation, the Notes, any Mortgages, the Asset Files, the Servicing File, and any other instruments necessary to document or service a Mortgage Loan that is a Purchased Asset, including, without limitation, the complete payment and modification history of each Mortgage Loan that is a Purchased Asset.

“REO Interest” shall mean all capital stock or other equity interests of any REO Subsidiary, which capital stock or interests evidence the related Seller’s 100% equity ownership interest in such REO Subsidiary, together with all stocks, certificates, options or rights of any nature whatsoever that may be issued or granted by such REO Subsidiary to the related Seller while this Agreement is in effect.

“REO Property” shall mean any Mortgaged Property (together with the related servicing rights) the title to which has been acquired by an REO Subsidiary by foreclosure, deed-in-lieu of foreclosure or similar means, in each case together with all buildings, fixtures and improvements thereon and all other rights, benefits and proceeds arising from and in connection with such REO Property.

“REO Subsidiary” shall mean New Century R.E.O. II Corp. or any other wholly-owned subsidiary of a Seller formed for the sole purpose of holding any REO Property.

“Repurchase Date” means the date occurring on (i) the 20th day of each month following the related Purchase Date (or if such date is not a Business Day, the following Business Day) or such other date determined by the Buyer in its sole reasonable discretion, (ii) any other Business Day set forth in the related Transaction Notice, (iii) the date determined by Buyer pursuant to Section 3(d), or (iv) the date determined by application of Section 20, as applicable.

“Repurchase Price” means the price at which Purchased Assets are to be transferred from the Buyer to the related Seller upon termination of a Transaction, which will be determined in each case (including Transactions terminable upon demand) as the sum of the outstanding Purchase Price for such Purchased Assets and the Price Differential as of the date of such determination.

“Requirement of Law” means as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Second Lien Mortgage Loan” shall have the meaning assigned thereto in the Pricing Side Letter.

“Security Agreement” means with respect to any Mortgage Loan, any contract, instrument or other document related to security for repayment thereof (other than the related Mortgage and Note), executed by the Mortgagor and/or others in connection with such Mortgage Loan, including without limitation, any security agreement, guaranty, title insurance policy, hazard insurance policy, chattel mortgage, letter of credit or certificate of deposit or other pledged accounts, and any other documents and records relating to any of the foregoing.

“Servicer” means New Century Mortgage Corporation, and any successor thereto or any other servicer acceptable to the Buyer in its sole discretion.

“Servicing Agreement” means any agreement (other than the Custodial Agreement) giving rise or relating to Servicing Rights with respect to a Purchased Asset, including any assignment or other agreement relating to such agreement.

“Servicing File” means with respect to each Purchased Asset, the file retained by the related Seller consisting of all necessary documents that a prudent originator and servicer would have to document and service the Purchased Assets including with respect to any Mortgage Loan, copies of the related Mortgage Loan Documents, and with respect to any Purchased Asset, copies of computer tapes, proof of insurance coverage, insurance policies, appraisals, and any and all documents required to be delivered pursuant to any of the Program Documents.

“Servicing Rights” means contractual, possessory or other rights of the Sellers or any other Person, whether arising under the Servicing Agreement, the Custodial Agreement or otherwise, to administer or service a Purchased Asset or to possess related Records.

“Settlement Agent” means, with respect to any Transaction related to a Wet Loan, prior to the occurrence of the Transaction, the related Seller shall send the Buyer a notice identifying the settlement agent, the title company, escrow company or attorney in accordance with local law and practice in the jurisdiction where the related Wet Loan is being originated, to which the proceeds of such Transaction are to be wired.

“Subsidiary” means, with respect to any Person, any corporation, partnership or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person.

“Substitute Loans” has the meaning assigned thereto in Section 17.

“Tangible Net Worth” means, with respect to any Person, as of any date of determination, the consolidated Net Worth of such Person and its Subsidiaries, less the consolidated net book value of all assets of such Person and its Subsidiaries (to the extent reflected as an asset in the balance sheet of such Person or any Subsidiary at such date) which will be treated as intangibles under GAAP, including, without limitation, such items as deferred financing expenses, net leasehold improvements, good will, trademarks, trade names, service marks, copyrights, patents, licenses and unamortized debt discount and expense; provided, that interest-only strips, residual interests or reserve certificates issued in connection with a public or private securitization transaction owned by such person or its Subsidiaries shall not be treated as intangibles for purposes of this definition.

“Termination Date” means the earlier of (i) 364 days following the Effective Date, (ii) at the Buyer’s option, upon the occurrence of an Event of Default, or (iii) at the Buyer’s option, the occurrence of any outbreak or material escalation of hostilities, a declaration by the United States of a national emergency or war or other calamity or crisis, the effect of which on the financial markets is such as to make it, in the reasonable judgment of the Buyer, impracticable to continue this Agreement.

“Total Indebtedness” means, with respect to any Person, for any period, the aggregate Indebtedness of such Person and its Subsidiaries during such period maintained in accordance with GAAP, less the aggregate amount of any such total liabilities that are reflected on the balance sheet of such Person in respect of obligations incurred pursuant to a securitization transaction solely to the extent such obligations are secured by the assets securitized thereby and are non-recourse to such Person.

“Transaction” has the meaning assigned thereto in Section 1.

“Transaction Notice” means a written request by a Seller to enter into a Transaction, in a form to be mutually agreed upon between the Sellers and the Buyer, which is delivered to the Buyer.

“Trust Receipt” shall have the meaning assigned thereto in the Custodial Agreement.

“Underwriting Guidelines” means the Sellers’ loan underwriting guidelines set forth on Exhibit C in effect as of the date of this Agreement which the Buyer hereby approves, as the same may be amended from time to time in accordance with the terms of this Agreement.

“Uniform Commercial Code” means the Uniform Commercial Code as in effect on the date hereof in the State of New York or the Uniform Commercial Code as in effect in the applicable jurisdiction.

“USC” shall have the meaning assigned thereto in Section 35.

“Wet Loan” shall mean a wet-funded first lien Mortgage Loan (including, but not limited to Broker Originated Loans) that (i) is acceptable to the Buyer, (ii) as of the Purchase Date, does not contain all the required Mortgage Loan documents specified in Annex 16 to the Custodial Agreement in the related Asset File, and (iii) has the following additional characteristics:

(a) the proceeds thereof have been funded by wire transfer or cashier’s check, cleared check or draft or other form of immediately available funds to the Settlement Agent or Broker (in the case of a Broker Originated Loan), for such Wet Loan;

(b) such Wet Loan has closed on the disbursement date (which shall be no more than 30 days prior to the related Purchase Date) and become a valid first lien securing actual indebtedness by funding to the order of the Mortgagor thereunder;

(c) the proceeds thereof have not been returned to the related Seller or its agent from the Settlement Agent or Broker (in the case of a Broker Originated Loan) for such Wet Loan;

(d) the related Seller has not learned that such Wet Loan will not be closed and funded to the order of the Mortgagor; and

(e) upon recordation such Mortgage Loan will constitute a first lien on the premises described therein.

(b) Capitalized terms used but not defined in this Agreement shall have the meanings assigned thereto in the Custodial Agreement.

(c) Interpretation. Headings are for convenience only and do not affect interpretation. The following rules of this subsection (c) apply unless the context requires otherwise. The singular includes the plural and conversely. A gender includes all genders. Where a word or phrase is defined, its other grammatical forms have a corresponding meaning. A reference to a subsection, Section, Annex or Exhibit is, unless otherwise specified, a reference to a Section of, or annex or exhibit to, this Agreement. A reference to a party to this Agreement or another agreement or document includes the party’s successors and permitted substitutes or assigns. A reference to an agreement or document is to the agreement or document as amended, modified, novated, supplemented or replaced, except to the extent prohibited by any Program Document. A reference to legislation or to a provision of legislation includes a modification or re-enactment of it, a legislative provision substituted for it and a regulation or statutory instrument issued under it. A reference to writing includes a facsimile transmission and any means of reproducing words in a tangible and permanently visible form. A reference to conduct includes, without limitation, an omission, statement or undertaking, whether or not in writing. An Event of Default exists until it has been waived in writing by the Buyer or has been timely cured. The words “hereof”, “herein”, “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “including” is not limiting and means “including without limitation”. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”, the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including”. This Agreement may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms. Unless the context otherwise clearly requires, all accounting terms not expressly defined herein shall be construed, and all financial computations required under this Agreement shall be made, in accordance with GAAP, consistently applied. References herein to “fiscal year” and “fiscal quarter” refer to such fiscal periods of the Sellers or the Guarantor, as applicable.

Except where otherwise provided in this Agreement, any determination, consent, approval, statement or certificate made or confirmed in writing with notice to the Sellers or the Guarantor by the Buyer or an authorized officer of the Buyer provided for in this Agreement is conclusive and binds the parties in the absence of manifest error. A reference to an agreement includes a security interest, guarantee, agreement or legally enforceable arrangement whether or not in writing related to such agreement.

A reference to a document includes an agreement (as so defined) in writing or a certificate, notice, instrument or document, or any information recorded in computer disk form. Where a Seller or the Guarantor is required to provide any document to the Buyer under the terms of this Agreement, the relevant document shall be provided in writing or printed form unless the Buyer requests otherwise. At the request of the Buyer, the document shall be provided in computer disk form or in both printed and computer disk form.

This Agreement is the result of negotiations among, and has been reviewed by counsel to, the Buyer, the Guarantor and the Sellers, and is the product of all parties. In the interpretation of this Agreement, no rule of construction shall apply to disadvantage one party on the ground that such party proposed or was involved in the preparation of any particular provision of this Agreement or this Agreement itself. Except where otherwise expressly stated, the Buyer may give or withhold, or give conditionally, approvals and consents and may form opinions and make determinations at its absolute discretion. Any requirement of good faith, discretion or judgment by the Buyer shall not be construed to require the Buyer to request or await receipt of information or documentation not immediately available from or with respect to the Sellers, the Guarantor, the Servicer, any other Person or the Purchased Assets themselves.

3.	THE TRANSACTIONS

(a) Subject to the terms and conditions of the Program Documents, the Buyer hereby agrees to enter into Transactions with an aggregate Purchase Price for all Purchased Assets acquired by the Buyer not to exceed the Maximum Aggregate Purchase Price. Unless otherwise agreed, the related Seller shall give the Buyer and the Custodian notice of any proposed purchase, with respect to all related Eligible Assets, prior to 5:00 p.m. (New York City time) one (1) Business Day prior to the proposed Purchase Date (the date on which any such notice is so given, the “Notice Date”), (i) deliver an Asset Schedule and a Mortgage Loan Transmission to the Buyer and the Custodian on such Notice Date, and (ii) with respect to all Eligible Assets other than Wet Loans, deliver the Asset File to the Custodian in accordance with the Custodial Agreement.

(b) The Sellers shall repurchase Purchased Assets from the Buyer on each related Repurchase Date. Each obligation to repurchase exists without regard to any prior or intervening liquidation or foreclosure with respect to any Purchased Asset. The Sellers are obligated to obtain the Purchased Assets from the Buyer or its designee (including the Custodian) at the Sellers’ expense on (or after) the related Repurchase Date.

(c) Provided that the applicable conditions in Sections 10(a) and (b) have been satisfied, the Seller may request that each Purchased Asset that is repurchased by the related Seller on the Repurchase Date become subject to a new Transaction by delivering notice of such request (which request can be in the form of an Asset Schedule and Mortgage Loan Transmission) to the Buyer with a copy to the Custodian, at least one (1) Business Day prior to the related Repurchase Date; provided that if the Repurchase Date so determined is later than the Termination Date, the Repurchase Date for such Transaction shall automatically reset to the Termination Date, and the provisions of this sentence as it might relate to a new Transaction shall expire on such date. Upon the Buyer agreeing in its sole discretion to enter into such proposed Transaction, the Buyer shall purchase such Assets in accordance with the procedures set forth herein. For each new Transaction, unless otherwise agreed, (y) the accrued and unpaid Price Differential shall be settled in cash on each related Repurchase Date, and (z) the Pricing Rate shall be as set forth in the Pricing Side Letter

(d) Notwithstanding anything to the contrary set forth herein, the Buyer shall have the right, at any time, to require the Sellers to repurchase all Purchased Loans then subject to a Transaction by providing the Sellers with five (5) Business Days’ prior written notice of the Repurchase Date for such Purchased Loans.

4.	RESERVED

5.	PAYMENT AND TRANSFER

Unless otherwise agreed, all transfers of funds hereunder shall be in immediately available funds and all Purchased Assets transferred shall be transferred to the Custodian pursuant to the Custodial Agreement. Any Repurchase Price or Price Differential received by the Buyer after 5:00 p.m. New York City time shall be applied on the next succeeding Business Day.

6.	MARKET VALUE MAINTENANCE

(a) If at any time the Market Value Requirement of all Purchased Assets subject to all Transactions is not met for all such Purchased Assets (such event, a “Market Value Deficit”), then the Buyer may, by notice to the Sellers, require the Sellers in such Transactions to repurchase Purchased Assets or transfer to the Buyer, at the Buyer’s option (and provided Sellers have additional Eligible Assets), additional Eligible Assets (“Additional Purchased Assets”) or cash within one (1) Business Day of such notice by the Buyer, so that the Market Value Requirement for the Purchased Assets, including any such Additional Purchased Assets and cash, will thereupon be satisfied (such requirement, a “Maintenance Call”).

(b) Notice required pursuant to Section 6(a) may be given by any means provided in Section 36 hereof. Any notice given by 5:00 p.m. (New York City time) on a Business Day shall be met, and the related Maintenance Call satisfied, no later than 5:00 p.m. (New York City time) on the following Business Day. The failure of the Buyer, on any one or more occasions, to exercise its rights hereunder, shall not change or alter the terms and conditions to which this Agreement is subject or limit the right of the Buyer to do so at a later date. The Sellers, the Guarantor and the Buyer each agree that a failure or delay by the Buyer to exercise its rights hereunder shall not limit or waive the Buyer’s rights under this Agreement or otherwise existing by law or in any way create additional rights for the Sellers or the Guarantor.

7.	INCOME PAYMENTS

Where a particular term of a Transaction extends over the date on which Income is paid in respect of any Purchased Asset subject to that Transaction, such Income shall be the property of the Buyer. Notwithstanding the foregoing, and provided no Default has occurred and is continuing, the Buyer agrees that the Sellers shall be entitled to receive an amount equal to all Income received, whether by the Buyer, the Custodian, the Servicer or any other Person, which is not otherwise received by the Sellers, in respect of the Purchased Assets, to the full extent it would be so entitled if the Purchased Assets had not been sold to the Buyer; provided that any Income received by the Sellers or the Servicer while the related Transaction is outstanding shall be deemed to be held by the Sellers or the Servicer, as applicable, solely in trust for the Buyer pending the repurchase on the related Repurchase Date; provided further that the Sellers shall cause the Servicer to hold all such Income for the benefit of the Buyer and upon remittance by the Servicer to the Sellers of all such amounts, the Sellers shall (a) prior to the occurrence of an Event of Default, promptly deposit or cause the prompt deposit of all such Income which consists of prepayments of principal in full or in part with respect to the Purchased Assets, and (b) upon the occurrence of and during the continuance of an Event of Default promptly deposit or cause the prompt deposit of all Income with respect to the Purchased Assets, in the Collection Account established hereunder. Provided no Default has occurred, the Buyer shall, as the parties may agree with respect to any Transaction (or, in the absence of any such agreement, as the Buyer shall reasonably determine in its sole discretion), on the Repurchase Date following the date such Income is received by the Buyer (or the servicer on its behalf) either (i) transfer (or permit the Servicer to transfer) to the Sellers any Income held in the Collection Account with respect to Purchased Assets subject to such Transaction, or (ii) if a Market Value Deficit then exists, apply all such Income to reduce the amount, if any, to be transferred to the Buyer by the Sellers upon termination of such Transaction. The Buyer shall not be obligated to take any action pursuant to the preceding sentences (A) to the extent that such action would result in the creation of a Market Value Deficit, unless prior thereto or simultaneously therewith the Sellers transfer to the Buyer cash or Additional Purchased Assets sufficient to eliminate such Market Value Deficit, or (B) if an Event of Default with respect to the Sellers has occurred and is then continuing at the time such Income is paid.

8.	TAXES; TAX TREATMENT

(a) All payments made by the Sellers under this Repurchase Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities (including penalties, interest and additions to tax) with respect thereto imposed by any Governmental Authority thereof or therein, excluding income taxes, branch profits taxes, franchise taxes or any other tax imposed on the net income by the United States, a state or a foreign jurisdiction under the laws of which the Buyer is organized or of its applicable lending office, or any political subdivision thereof (collectively, “Taxes”), all of which shall be paid by the Sellers for their own account not later than the date when due. If the Sellers are required by law or regulation to deduct or withhold any Taxes from or in respect of any amount payable hereunder, it shall: (a) make such deduction or withholding; (b) pay the amount so deducted or withheld to the appropriate Governmental Authority not later than the date when due; (c) deliver to the Buyer, promptly, original tax receipts and other evidence satisfactory to the Buyer of the payment when due of the full amount of such Taxes; and (d) pay to the Buyer such additional amounts as may be necessary so that such the Buyer receives, free and clear of all Taxes, a net amount equal to the amount it would have received under this Agreement, as if no such deduction or withholding had been made.

(b) Each party to this Repurchase Agreement acknowledges that it is its intent for purposes of U.S. federal, state and local income and franchise taxes to treat each Transaction as indebtedness of the Sellers that is secured by the Purchased Assets and that the Purchased Assets are owned by the Sellers in the absence of an Event of Default by the Sellers. All parties to this Repurchase Agreement agree to such treatment and agree to take no action inconsistent with this treatment, unless required by law.

(c) In addition, the Sellers agree to pay to the relevant Governmental Authority in accordance with applicable law any current or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies (including, without limitation, mortgage recording taxes, transfer taxes and similar fees) imposed by the United States or any taxing authority thereof or therein that arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Repurchase Agreement (“Other Taxes”).

(d) The Sellers agree to indemnify the Buyer for the full amount of Taxes (including additional amounts with respect thereto) and Other Taxes, and the full amount of Taxes of any kind imposed by any jurisdiction on amounts payable under this Section 8, and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, provided that the Buyer shall have provided the Seller with evidence, reasonably satisfactory to the Sellers, of payment of Taxes or Other Taxes, as the case may be.

(e) If the Buyer or any successor or assign of the Buyer is not incorporated under the laws of the United States, any State thereof, or the District of Columbia (a “Foreign Buyer”), such Foreign Buyer shall provide the Sellers with properly completed United States Internal Revenue Service (“IRS”) Form W-8BEN or W-8ECI or any successor form prescribed by the IRS, certifying that such Foreign Buyer is entitled to benefits under an income tax treaty to which the United States is a party which reduces the rate of withholding tax on payments of interest or certifying that the income receivable pursuant to this Agreement is effectively connected with the conduct of a trade or business in the United States on or prior to the date upon which each such Foreign Buyer becomes a Buyer. Each Foreign Buyer will resubmit the appropriate form on the earliest of (A) the third anniversary of the prior submission or (B) on or before the expiration of thirty (30) days after there is a “change in circumstances” with respect to such Foreign Buyer as defined in Treas. Reg. Section 1.1441(e)(4)(ii)(D). For any period with respect to which a Foreign Buyer has failed to provide Sellers with the appropriate form or other relevant document pursuant to this Section 8(e) (unless such failure is due to a change in treaty, law, or regulation occurring subsequent to the date on which a form originally was required to be provided), such Foreign Buyer shall not be entitled to any “gross-up” of Taxes or indemnification under Section 8(d) with respect to Taxes imposed by the United States; provided, however, that should a Foreign Buyer, which is otherwise exempt from a withholding tax, become subject to Taxes because of its failure to deliver a form required hereunder, the Sellers shall take such steps as such Foreign Buyer shall reasonably request to assist such Foreign Buyer to recover such Taxes.

(f) Without prejudice to the survival of any other agreement of the Sellers hereunder, the agreements and obligations of the Sellers contained in this Section 8 shall survive the termination of this Repurchase Agreement. Nothing contained in this Section 8 shall require the Buyer to make available any of its tax returns or other information that it deems to be confidential or proprietary.

9.	SECURITY INTEREST; THE BUYER’S APPOINTMENT AS ATTORNEY-IN-FACT

(a) The Sellers and the Buyer intend that the Transactions hereunder be sales to the Buyer of the Purchased Assets and not loans from the Buyer to the Sellers secured by the Purchased Assets. However, in order to preserve the Buyer’s rights under this Agreement in the event that a court or other forum recharacterizes the Transactions hereunder as other than sales, and as security for each Seller’s performance of all of its Obligations, each Seller hereby grants the Buyer a fully perfected first priority security interest in the following property, whether now existing or hereafter acquired: the Purchased Assets, all mortgage guaranties and insurance relating to such Purchased Assets (issued by governmental agencies or otherwise) or the related Mortgaged Property and any mortgage insurance certificate or other document evidencing such mortgage guaranties or insurance and all claims and payments thereunder, any purchase agreements or other agreements or contracts relating to or constituting any or all of the foregoing, all “accounts” as defined in the Uniform Commercial Code relating to or constituting any or all of the foregoing, including the Collection Account, and any other contract rights, payments, rights to payment (including payments of interest or finance charges), and all instruments, chattel paper, securities, investment property and general intangibles and other assets comprising or relating to the foregoing, any security account and all rights to Income and the rights to enforce such payments arising from any of the foregoing, all guarantees or other support for the foregoing, and any and all replacements, substitutions, distributions on, or proceeds with respect to, any of the foregoing (collectively the “Purchased Items”). Each Seller acknowledges and agrees that its rights with respect to the Purchased Items (including without limitation, its security interest in the Purchased Assets and any other collateral granted to such Seller pursuant to any other agreement) are and shall continue to be at all times junior and subordinate to the rights of the Buyer hereunder.

(b) Each Seller hereby irrevocably constitutes and appoints the Buyer and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Seller and in the name of such Seller or in its own name, from time to time in the Buyer’s discretion, for the purpose of carrying out the terms of this Repurchase Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be reasonably necessary or desirable to accomplish the purposes of this Repurchase Agreement, to file such financing statement or statements relating to the Purchased Assets and the Purchased Items without such Seller’s signature thereon as the Buyer at its option may deem appropriate, and, without limiting the generality of the foregoing, each Seller hereby gives the Buyer the power and right, on behalf of such Seller, without assent by, but with notice to, such Seller, if an Event of Default shall have occurred and be continuing, to do the following:

(i) in the name of such Seller, or in its own name, or otherwise, to take possession of and endorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due with respect to any other Purchased Assets and to file any claim or to take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Buyer for the purpose of collecting any and all such moneys due with respect to any other Purchased Assets whenever payable;

(ii) to pay or discharge taxes and Liens levied or placed on or threatened against the Purchased Assets;

(iii) (A) to direct any party liable for any payment under any Purchased Assets to make payment of any and all moneys due or to become due thereunder directly to the Buyer or as the Buyer shall direct; (B) to ask or demand for, collect, receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Purchased Assets; (C) to sign and endorse any invoices, assignments, verifications, notices and other documents in connection with any Purchased Assets; (D) to commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Purchased Assets or any proceeds thereof and to enforce any other right in respect of any Purchased Assets; (E) to defend any suit, action or proceeding brought against such Seller with respect to any Purchased Assets; (F) to settle, compromise or adjust any suit, action or proceeding described in clause (E) above and, in connection therewith, to give such discharges or releases as the Buyer may deem appropriate; and (G) generally, to sell, transfer, pledge and make any agreement with respect to or otherwise deal with any Purchased Assets as fully and completely as though the Buyer were the absolute owner thereof for all purposes, and to do, at the Buyer’s option and such Seller’s expense, at any time, and from time to time, all acts and things which the Buyer deems necessary to protect, preserve or realize upon the Purchased Assets and the Purchased Items and the Buyer’s Liens thereon and to effect the intent of this Repurchase Agreement, all as fully and effectively as such Seller might do.

Each Seller hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. This power of attorney is a power coupled with an interest and shall be irrevocable.

Each Seller also authorizes the Buyer, if an Event of Default shall have occurred, from time to time, to execute, in connection with any sale provided for in Section 20 hereof, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Purchased Assets.

The powers conferred on the Buyer hereunder are solely to protect the Buyer’s interests in the Purchased Assets and shall not impose any duty upon it to exercise any such powers. The Buyer shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither it nor any of its officers, directors, employees or agents shall be responsible to the Sellers for any act or failure to act hereunder, except for its or their own gross negligence or willful misconduct.

10.	CONDITIONS PRECEDENT

(a) As conditions precedent to the initial Transaction, the Buyer shall have received on or before the day of such initial Transaction the following, in form and substance satisfactory to the Buyer and duly executed by each party thereto (as applicable):

(i) The Program Documents (other than the Electronic Tracking Agreement) duly executed and delivered by the parties thereto and being in full force and effect, free of any modification, breach or waiver;

(ii) A certified copy of each Seller’s and the Guarantor’s consents or corporate resolutions, as applicable, approving the Program Documents and Transactions thereunder (either specifically or by general resolution), and all documents evidencing other necessary corporate action or governmental approvals as may be required in connection with the Program Documents;

(iii) An incumbency certificate of the secretaries of each Seller and the Guarantor certifying the names, true signatures and titles of each Seller’s and the Guarantor’s representatives duly authorized to request Transactions hereunder and to execute the Program Documents and the other documents to be delivered thereunder;

(iv) An opinion of each Seller’s and the Guarantor’s counsel as to such matters as the Buyer may reasonably request (including, without limitation, enforceability, non-contravention, and perfection opinions) each in form and substance acceptable to the Buyer;

(v) A copy of the current Underwriting Guidelines certified by an officer of each Seller;

(vi) The payment in respect of the legal fees as set forth in the Pricing Side Letter;

(vii) Evidence that all other actions necessary or, in the opinion of the Buyer, desirable to perfect and protect the Buyer’s interest in the Purchased Assets and other Purchased Items have been taken, including, without limitation, duly executed and filed Uniform Commercial Code financing statements on Form UCC-1;

(viii) The Buyer shall have completed the due diligence review pursuant to Section 38, and such review shall be satisfactory to the Buyer in its sole discretion;

(ix) The Buyer’s internal credit committee shall have approved the Program Documents and Transactions thereunder (either specifically or by general resolution);

(x) Any other documents reasonably requested by the Buyer; and

(xi) Evidence of the establishment of the Collection Account.

(b) The obligation of the Buyer to enter into each Transaction pursuant to this Agreement is subject to the following conditions precedent:

(i) The Buyer or its designee shall have received on or before the day of a Transaction with respect to such Purchased Assets (unless otherwise specified in this Agreement) the following, in form and substance satisfactory to the Buyer and (if applicable) duly executed:

(A)	The Transaction Notice, Asset Schedule and if such Asset is a Mortgage Loan, a Mortgage Loan Transmission with respect to such Purchased Assets, delivered pursuant to Section 3(a);

(B)	The Trust Receipt with respect to such Purchased Assets, with the Asset Schedule attached;

(C)	Such certificates, customary opinions of counsel or other documents as the Buyer may reasonably request, provided that such opinions of counsel shall not be required routinely in connection with each Transaction but shall only be required from time to time as deemed necessary by the Buyer in its commercially reasonable judgment; and

(D)	A copy of the Underwriting Guidelines to the extent such guidelines have been amended;

(ii) No Default or Event of Default shall have occurred and be continuing;

(iii) The Buyer shall not have determined that the introduction of or a change in any requirement of law or in the interpretation or administration of any requirement of law applicable to the Buyer has made it unlawful, and no Governmental Authority shall have asserted that it is unlawful, for the Buyer to enter into Transactions with a Pricing Rate based on LIBOR;

(iv) All representations and warranties in the Program Documents shall be true and correct on the date of such Transaction and each Seller and the Guarantor are in compliance with the terms and conditions of the Program Documents;

(v) The then aggregate outstanding Purchase Price for all Purchased Assets, when added to the Purchase Price for the requested Transaction, shall not exceed the Maximum Aggregate Purchase Price;

(vi) Satisfaction of any conditions precedent to the initial Transaction as set forth in clause (a) of this Section 10 that were not satisfied prior to such initial Purchase Date;

(vii) The Buyer shall have determined that all actions necessary or, in the opinion of the Buyer, desirable to maintain the Buyer’s perfected interest in the Purchased Assets and other Purchased Items have been taken, including, without limitation, duly executed and filed Uniform Commercial Code financing statements on Form UCC-1;

(viii) Each Seller shall have paid to the Buyer all fees and expenses owed to the Buyer in accordance with this Agreement;

(ix) The Buyer or its designee shall have received any other documents reasonably requested by the Buyer;

(x) The Buyer shall have received the Custodian Loan Transmission from the Custodian pursuant to Section 3(a) of the Custodial Agreement;

(xi) There shall be no Market Value Deficit at the time immediately prior to entering into a new Transaction;

(xii) No event or events shall have been reasonably determined by the Buyer to have occurred and to be continuing resulting in the effective absence of a “repo market” respecting loans or mortgage-backed or asset-backed securities such that the Buyer is or was unable to finance or fund purchases under this Agreement through the “repo market” or the Buyer’s customers;

(xiii) Each secured party (including any party that has a precautionary security interest in a Purchased Asset) shall have released all of its right, title and interest in, to and under such Purchased Asset (including, without limitation, any security interest that such secured party or secured party’s agent may have by virtue of its possession, custody or control thereof) and has filed Uniform Commercial Code termination statements in respect of any Uniform Commercial Code filings made in respect of such Purchased Asset, and each such release and Uniform Commercial Code termination statement has been delivered to the Buyer prior to each Transaction and to the Custodian as part of the Asset File;

(xiv) If at any time a Seller shall become a member of MERS, the parties shall have entered into the Electronic Tracking Agreement prior to the next succeeding Transaction;

(xv) With respect to any Transaction related to a Wet Loan, the related Seller shall have sent the Buyer a notice identifying the Settlement Agent; and

(xvi) With respect to each Eligible REO Interest, the related Seller shall have delivered, or caused to be delivered, to the Custodian for recordation in the appropriate governmental recording office of the jurisdiction where the related REO Property is located, the original executed deed (in recordable form) to such REO Property, naming the related REO Subsidiary as the grantee.

11.	RELEASE OF PURCHASED ASSETS

Upon timely payment in full of the Repurchase Price and all other Obligations (if any) then owing with respect to a Purchased Asset, unless a Default or Event of Default shall have occurred and be continuing, then (a) the Buyer shall be deemed to have terminated any security interest that the Buyer may have in such Purchased Asset and any Purchased Items solely related to such Purchased Asset and (b) with respect to such Purchased Asset, the Buyer shall direct the Custodian to release such Purchased Asset and any Purchased Items solely related to such Purchased Asset to the related Seller unless such release and termination would give rise to or perpetuate a Market Value Deficit. Except as set forth in Sections 6(a) and 17, the related Seller shall give at least one (1) Business Day prior written notice to the Buyer if such repurchase shall occur on any date other than the Repurchase Date set forth in Section 3(b).

If such a Market Value Deficit is applicable, the Buyer shall notify the related Seller of the amount thereof and the related Seller may thereupon satisfy the Maintenance Call in the manner specified in Section 6.

12.	RELIANCE

With respect to any Transaction, the Buyer may conclusively rely upon, and shall incur no liability to the related Seller or the Guarantor in acting upon, any request or other communication that the Buyer reasonably believes to have been given or made by a person authorized to enter into a Transaction on the related Seller’s or the Guarantor’s behalf.

13.	REPRESENTATIONS AND WARRANTIES

Each Seller and the Guarantor hereby represents and warrants, and shall on and as of the Purchase Date for any Transaction and on and as of each date thereafter through and including the related Repurchase Date be deemed to represent and warrant, with respect to itself alone, that:

(a) Due Organization and Qualification. Such Person is duly organized, validly existing and in good standing under the laws of the jurisdiction under whose laws it is organized. Such Person is duly qualified to do business and has obtained all necessary licenses, permits, charters, registrations and approvals necessary for the conduct of its business as currently conducted and the performance of its obligations under the Program Documents except where any failure to obtain such a license, permit, charter, registration or approval will not cause a Material Adverse Effect with respect to such Person or impair the enforceability of any Purchased Asset.

(b) Power and Authority. Such Person has all necessary power and authority to conduct its business as currently conducted, to execute, deliver and perform its obligations under the Program Documents and to consummate the Transactions.

(c) Due Authorization. The execution, delivery and performance of the Program Documents by such Person has been duly authorized by all necessary action and do not require any additional approvals or consents or other action by or any notice to or filing with any Person other than any that have heretofore been obtained, given or made.

(d) Noncontravention. Neither the execution and delivery of the Program Documents by such Person nor the consummation of the Transactions and transactions thereunder:

(i) conflicts with, breaches or violates any provision of the organizational documents or material agreements of such Person or any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award currently in effect having applicability to such Person or its properties;

(i) constitutes a material default by such Person under any loan or repurchase agreement, mortgage, indenture or other agreement or instrument to which such Person is a party or by which it or any of its properties is or may be bound or affected; or

(ii) results in or requires the creation of any lien upon or in respect of any of the assets of such Person except the liens granted to the Buyer by such Person under the Program Documents.

(e) Legal Proceeding. There is no action, proceeding or investigation by or before any court, governmental or administrative agency or arbitrator affecting any of the Purchased Assets, such Person or any of its Affiliates, pending or threatened, which is reasonably likely to be adversely determined and which, if decided adversely, would have a reasonable likelihood of having a Material Adverse Effect with respect to such Person.

(f) Valid and Binding Obligations. Each of the Program Documents to which such Person is a party, when executed and delivered by such Person, as applicable, will constitute the legal, valid and binding obligations of the Seller, the Guarantor or the Servicer, as applicable, enforceable against such Person, in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and general equitable principles (regardless of whether enforcement is sought in a proceeding in equity or at law).

(g) Financial Statements. The Guarantor’s financial statements, copies of which have been furnished to the Buyer, (i) are, as of the dates and for the periods referred to therein, complete and correct in all material respects, (ii) present fairly the financial condition and results of operations of the Guarantor as of the dates and for the periods indicated and (iii) have been prepared in accordance with GAAP consistently applied, except as noted therein (subject as to interim statements to normal year-end adjustments). Since the date of the most recent financial statements, there has been no Material Adverse Change with respect to the Guarantor. Except as disclosed in such financial statements, the Guarantor is not subject to any contingent liabilities or commitments that, individually or in the aggregate, have a reasonable likelihood of causing a Material Adverse Change with respect to the Guarantor.

(h) Accuracy of Information. None of the documents or information prepared by or on behalf of such Person and provided to the Buyer relating to such Person’s financial condition contain any statement of a material fact with respect to such Person or the Transactions that was untrue or misleading in any material respect when made. Since the furnishing of such documents or information, there has been no change, nor any development or event involving a prospective change known to such Person, that would render any of such documents or information untrue or misleading in any material respect.

(i) No Consents. No consent, license, approval or authorization from, or registration, filing or declaration with, any regulatory body, administrative agency, or other governmental agency or instrumentality, nor any consent, approval, waiver or notification of any creditor, lessor or other non-governmental person, is required in connection with the execution, delivery and performance by such Person of this Agreement or the consummation by such Person of any other Program Document, other than any that have heretofore been obtained, given or made, and Uniform Commercial Code filings.

(j) Compliance With Law, Etc. No practice, procedure or policy employed or proposed to be employed by such Person in the conduct of their businesses violates any law, regulation, judgment, agreement, regulatory consent, order or decree applicable to it which, if enforced, would result in either a Material Adverse Change or a Material Adverse Effect with respect to such Person.

(k) Solvency; Fraudulent Conveyance. Such Person is solvent and will not be rendered insolvent by the Transaction and, after giving effect to such Transaction, such Person will not be left with an unreasonably small amount of capital with which to engage in its business. Such Person does not intend to incur, nor believes that it has incurred, debts beyond its ability to pay such debts as they mature. Such Person is not contemplating the commencement of insolvency, bankruptcy, liquidation or consolidation proceedings or the appointment of a receiver, liquidator, conservator, trustee or similar official in respect of such Person or any of its assets. The amount of consideration being received by the Seller upon the sale of the Purchased Assets to the Buyer constitutes reasonably equivalent value and fair consideration for such Purchased Assets. The Seller is not transferring any Purchased Assets with any intent to hinder, delay or defraud any of its creditors.

(l) Investment Company Act Compliance. The Seller is not required to be registered as an “investment company” as defined under the Investment Company Act nor as an entity under the control of an “investment company” as defined under the Investment Company Act.

(m) Taxes. Such Person has filed all federal and state tax returns which are required to be filed and has paid all taxes, including any assessments received by it, to the extent that such taxes have become due (other than for taxes that are being contested in good faith or for which it has established adequate reserves). Any taxes, fees and other governmental charges payable by such Person in connection with a Transaction and the execution and delivery of the Program Documents have been paid.

(n) Additional Representations. With respect to each Purchased Asset, such Person hereby makes all of the applicable representations and warranties set forth in Exhibits B-1 and B-2 as of the date the related Asset File is delivered to the Custodian with respect to the Purchased Assets and continuously while such Purchased Asset is subject to a Transaction. Further, as of each Purchase Date, such Person shall be deemed to have represented and warranted in like manner that such Person does not have knowledge that any such representation or warranty may have ceased to be true in any material respect as of such date, except as otherwise stated in a Transaction Notice, any such exception to identify the applicable representation or warranty and specify in reasonable detail the related knowledge of such Person. In addition, each Seller agrees to make the representations and warranties set forth in Exhibits B-1 and B-2 to this Agreement as of the “cut-off date” of the securitization or whole loan sale of the related Purchased Assets by the Sellers or the Buyer, as applicable; provided, however, that to the extent that the Sellers have at the time of such securitization or whole loan sale actual knowledge of any facts or circumstances that would render any of such representations and warranties materially false, the Sellers shall have no obligation to make such materially false representation and warranty.

(o) No Broker. Such Person has not dealt with any broker, investment banker, agent, or other person, except for the Buyer, who may be entitled to any commission or compensation in connection with the sale of Purchased Assets pursuant to this Agreement; provided, that if such Person has dealt with any broker, investment banker, agent, or other person, except for the Buyer, who may be entitled to any commission or compensation in connection with the sale of Purchased Assets pursuant to this Agreement, such commission or compensation shall have been paid in full by such Person, as applicable.

(p) Corporate Separateness.

(i) The capital of such Person is adequate for the respective business and undertakings of such Person.

(ii) Other than as provided in this Agreement and the other Program Documents, the Seller is not engaged in any business transactions with the Guarantor or any of its Affiliates other than transactions in the ordinary course of its business on an “arms-length” basis.

(q) MERS. To the extent that some or all of the Purchased Assets consist of MERS Designated Mortgage Loans, the Sellers and the Servicer are members of MERS in good standing.

(r) Purchased Items: Purchased Items Security.

(i) The Seller has not assigned, pledged, or otherwise conveyed or encumbered any Purchased Asset to any other Person, and immediately prior to the sale of each such Purchased Asset, the Seller was the sole owner of such Purchased Asset and had good and marketable title thereto, free and clear of all Liens. Notwithstanding the foregoing, the Seller may sell, transfer, assign or pledge or otherwise convey any foreclosed Mortgaged Property to an REO Subsidiary.

(ii) The provisions of this Agreement are effective to create in favor of the Buyer a valid security interest in all right, title and interest of the Seller in, to and under the Purchased Items.

(iii) Upon receipt by the Custodian of each Note, endorsed in accordance with the Custodial Agreement, the Buyer shall have a fully perfected first priority security interest therein, in the Mortgage Loan evidenced thereby and in the Seller’s interest in the related Mortgaged Property.

(iv) Upon the filing of financing statements on Form UCC-1 naming the Buyer as “Secured Party” and the Seller as “Debtor”, and describing the Purchased Items, in the appropriate jurisdictions and recording offices, the security interests granted hereunder in the Purchased Items will constitute fully perfected first priority security interests under the Uniform Commercial Code in all right, title and interest of the Seller in, to and under such Purchased Items, which can be perfected by filing under the Uniform Commercial Code

(v) With respect to each Eligible REO Interest, such REO Interest of any REO Subsidiary will constitute all of the issued and outstanding capital stock or other equity interests of all classes of such REO Subsidiary, and all of such REO Interest will have been duly and validly issued and, if capital stock, shall have been fully paid and nonassessable. Upon the delivery to the Buyer or the Custodian of any certificates evidencing such REO Interest, the Buyer shall have a fully perfected first priority security interest therein and in the REO Subsidiary’s interest in the related REO Property.

(s) Acquisition of Mortgage Loans. The Mortgage Loans were acquired by the Seller, and the collection practices used by the Servicer with respect to the Mortgage Loans have been, in all material respects, legal, proper, reasonable and customary in the residential sub-prime mortgage loan servicing business.

(t) No Adverse Selection. The Seller used no selection procedures that identified the Mortgage Loans as being less desirable or valuable than other comparable mortgage loans owned by the Seller.

(u) Material Adverse Effect. There is no action, suit, proceeding, investigation, or arbitration pending or, to the Seller’s knowledge, threatened against the Seller which could result in the occurrence of a Material Adverse Effect.

(v) Material Adverse Change. There has been no Material Adverse Change in the business, operations, financial condition, properties or prospects of the Seller or its Affiliates since the date set forth in the most recent financial statements supplied to the Buyer.

The representations and warranties set forth in this Agreement shall survive transfer of the Purchased Assets to the Buyer and shall continue for so long as the Purchased Assets are subject to this Agreement.

14.	COVENANTS OF SELLER

Each Seller and the Guarantor, as applicable, hereby covenants with the Buyer as follows:

(a) Defense of Title. Each of the Seller and the Guarantor warrants and will defend the right, title and interest of the Buyer in and to all Purchased Items against all adverse claims and demands.

(b) No Amendment or Compromise. Without the Buyer’s prior written consent, none of the Seller, the Guarantor or those acting on the Seller’s or the Guarantor’s behalf shall amend or modify, or waive any term or condition of, or settle or compromise any claim in respect of, any item of the Purchased Assets, any related rights or any of the Program Documents, provided that the Servicer may amend or modify a Purchased Asset if such amendment or modification does not affect the amount or timing of any payment of principal or interest, extend its scheduled maturity date, modify its interest rate, or constitute a cancellation or discharge of its outstanding principal balance and does not materially and adversely affect the security afforded by the real property, furnishings, fixtures, or equipment securing the Purchased Asset; provided further that, with respect to a Purchased Asset which is a Hospital Mortgage Loan, the Servicer may amend or modify such Purchased Asset if such amendment or modification is in compliance with Accepted Servicing Practices, and is for the purpose of maximizing the recovery of principal and interest on the related Note.

(c) No Assignment. Except as permitted herein, none of the Seller, the Guarantor, or the Servicer shall sell, assign, transfer or otherwise dispose of, or grant any option with respect to, or pledge, hypothecate or grant a security interest in or lien on or otherwise encumber (except pursuant to the Program Documents), any of the Purchased Assets or any interest therein, provided that this Section 14(c) shall not prevent any contribution, assignment, transfer or conveyance of Purchased Assets in accordance with the Program Documents.

(d) Servicing of Mortgage Loans. The Seller and the Guarantor shall cause the Servicer to service, or cause to be serviced, all Mortgage Loans that are part of the Purchased Assets in accordance with Accepted Servicing Practices, pending any delivery of such servicing to the Buyer pursuant to Section 14(r), employing at least the same procedures and exercising the same care that the Servicer customarily employs in servicing Mortgage Loans for its own account. The Seller shall notify the servicers of the Buyer’s interest hereunder and the Seller shall notify the Buyer of the name and address of all the servicers of Mortgage Loans. Prior to any Person other than New Century Mortgage Corporation becoming a servicer or subservicer of the Purchased Assets, the Buyer shall have the right to approve each such servicer or subservicer and the form of all Servicing Agreements or servicing side letter agreements with respect to such servicer or subservicer. The Seller shall cause the Servicer to hold or cause to be held all escrow funds collected with respect to such Mortgage Loans in trust accounts and shall apply the same for the purposes for which such funds were collected and shall remit all amounts with respect to principal and interest into the Collection Account on the remittance date specified in the Servicing Agreement. Upon the Buyer’s request, the Seller shall provide reasonably promptly to the Buyer a letter addressed to and agreed to by each servicer of Mortgage Loans, in form and substance reasonably satisfactory to the Buyer, advising such servicer of such matters as the Buyer may reasonably request. If the Seller should discover that, for any reason whatsoever, the Seller or any entity responsible to the Seller by contract for managing or servicing any such Mortgage Loan has failed to perform fully the Seller’s obligations under the Program Documents or any of the obligations of such entities with respect to the Purchased Assets, the Seller shall promptly notify the Buyer.

(e) Preservation of Purchased Items: Purchased Items Value. To the extent within the Seller’s ability and control, the Seller shall do all things necessary to preserve the Purchased Items so that they remain subject to a first priority perfected security interest hereunder. Without limiting the foregoing, each Seller will comply with all applicable laws, rules, regulations and other laws of any Governmental Authority applicable to the Seller relating to the Purchased Items and cause the Purchased Items to comply with all applicable laws, rules, regulations and other laws of any such Governmental Authority. No Seller will allow any default for which the Seller is responsible to occur under any Purchased Items or any Program Documents and the Seller shall fully perform or cause to be performed when due all of its obligations under any Purchased Items or the Program Documents.

(f) Maintenance of Papers, Records and Files. The Seller shall acquire, and the Seller or the Servicer of the Purchased Assets shall build, maintain and have available, a complete file in accordance with lending industry custom and practice for each Purchased Asset. The Seller or the Servicer of the Purchased Assets will maintain all such Records not in the possession of the Custodian in good and complete condition in accordance with industry practices and preserve them against loss.

(i) The Seller and the Servicer shall collect and maintain or cause to be collected and maintained all Records relating to the Purchased Assets in accordance with industry custom and practice, including those maintained pursuant to the preceding subsection, and all such Records shall be in the Custodian’s possession unless the Buyer otherwise approves. Neither the Seller nor the Guarantor will cause or authorize any such papers, records or files that are an original or an only copy to leave Custodian’s possession, except for individual items removed in connection with servicing a specific Mortgage Loan, in which event the Seller will obtain or cause to be obtained a receipt from the Custodian for any such paper, record or file.

(ii) For so long as the Buyer has an interest in or lien on any Purchased Asset, the Seller and the Servicer will hold or cause to be held all related Records in trust for the Buyer. The Seller or the Servicer shall notify, or cause to be notified, every other party holding any such Records of the interests and liens granted hereby.

(iii) Upon reasonable advance notice from the Custodian or the Buyer, the Seller and the Servicer shall (x) make any and all such Records available to the Custodian or the Buyer to examine any such Records, either by its own officers or employees, or by agents or contractors, or both, and make copies of all or any portion thereof, (y) permit the Buyer or its authorized agents to discuss the affairs, finances and accounts of the Seller or the Guarantor with its respective chief operating officer and chief financial officer and to discuss the affairs, finances and accounts of the Seller or the Guarantor with its independent certified public accountants.

(g) Financial Statements and Other Information; Financial Covenants.

(i) The Seller and the Guarantor shall keep or cause to be kept in reasonable detail books and records setting forth an account of its assets and business and shall clearly reflect therein the transfer of Purchased Assets to the Buyer. The Seller and the Guarantor shall furnish or cause to be furnished to the Buyer the following:

(A) Financial Statements. (w) As soon as available and in any event within ninety (90) days after the end of each fiscal year, the consolidated, audited balance sheets of the Seller and the Guarantor as of the end of each fiscal year of the Guarantor (inclusive of the Seller), and the audited financial statements of income and changes in equity of the Guarantor and audited statement of cash flows of each of the Seller and the Guarantor for such fiscal year, (x) as soon as available and in any event within forty-five (45) days after the end of each quarter, the consolidated, unaudited balance sheets of the Seller and the Guarantor as of the end of each quarter and the unaudited financial statements of income and changes in equity and the unaudited statement of cash flows of each of the Seller and the Guarantor for the portion of the fiscal year then ended, (y) as soon as available and in any event within thirty (30) days after the end of each month, the consolidated, unaudited balance sheets of the Seller and the Guarantor as of the end of each month and the unaudited financial statements of income and changes in equity and the unaudited statement of cash flows of each of the Seller and the Guarantor for the portion of the fiscal year then ended, and (z) on a timely basis, all quarterly and annual consolidating financial statements reflecting material intercompany adjustments. Each of the foregoing financial statements shall have been prepared in accordance with GAAP and certified by the Seller’s or the Guarantor’s respective chief financial officer, as applicable, in the form of a compliance certificate to be delivered along with the above financial statements. The Seller and the Guarantor shall furnish or cause to be furnished to the Buyer all Forms 10-K, registration statements and other corporate finance filings made with the Securities Exchange Commission for or on behalf of the Seller and for or on behalf of the Guarantor on a timely basis and, with respect to any Form 10-K, within ninety (90) days after the end of each fiscal year. The Seller shall furnish or cause to be furnished to the Buyer any other financial information regarding the Seller or the Guarantor reasonably requested by the Buyer.

(B) Purchased Asset Data. Monthly reports in form and scope satisfactory to the Buyer, setting forth data regarding the performance of the Purchased Assets for the immediately preceding month, and such other information as the Buyer may reasonably request, including, without limitation, all collections, prepayments, delinquencies, losses and recoveries related to the Purchased Assets, any other information regarding the Purchased Assets requested by the Buyer and the performance of any loans serviced by or on behalf of the Servicer and any other financial information regarding the Seller reasonably requested by the Buyer.

(C) Monthly Servicing Diskettes. On or before the fifteenth (15th) day of each calendar month (or if such day is not a Business Day, the immediately following Business Day), or any other time as the Buyer requests, a Mortgage Loan Transmission or a diskette (or any other Electronic Transmission acceptable to the Buyer) in a format acceptable to the Buyer containing such information with respect to the Purchased Assets as the Buyer may reasonably request.

(ii) The Guarantor shall comply with the following financial covenants: the Guarantor will, at all times, (a) maintain a Tangible Net Worth, on a consolidated basis, during each fiscal year, of not less than the sum of (i) $750,000,000 and (ii) fifty percent (50%) of all equity capital raised after November 1, 2004 as of the last day of each of its fiscal quarters; (b) maintain a ratio of Total Indebtedness to Tangible Net Worth as of the last day of each fiscal quarter of greater than 13:1; and (c) maintain, on a consolidated basis, cash and Cash Equivalents in an amount not less than $60,000,000.

(iii) The Seller shall execute and deliver to the Buyer a quarterly certification substantially in the form of Exhibit A-1 hereto and the Guarantor shall execute and deliver to the Buyer a quarterly certification substantially in the form of Exhibit A-2 hereto, each within forty-five (45) days after the end of each quarter.

(h) Notice of Material Events. The Seller or the Guarantor shall promptly inform the Buyer in writing of any of the following:

(i) any Default or Event of Default by the Seller or the Guarantor of any obligation under any Program Document, or the occurrence or existence of any event or circumstance that the Seller or the Guarantor reasonably expects will with the passage of time become a Default or Event of Default by the Seller or the Guarantor, or any default related to any of the Purchased Assets;

(ii) any material change in the insurance coverage required of the Seller, the Guarantor or any other Person pursuant to any Program Document, with a copy of evidence of same attached;

(iii) any material licensing dispute or any material litigation, investigation, proceeding or suspension between the Seller or the Guarantor, on the one hand, and any Governmental Authority or any other Person;

(iv) any material change in the accounting policies or financial reporting practices of the Seller or the Guarantor;

(v) any event, circumstance or condition that has resulted, or has a reasonable likelihood of resulting in either a Material Adverse Change or a Material Adverse Effect with respect to the Seller or the Guarantor;

(vi) upon the Seller becoming aware during the normal course of its business that the Mortgaged Property in respect of any Purchased Asset or Purchased Assets with an aggregate unpaid principal balance of at least $1,000,000 has been damaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty, or otherwise damaged so as to materially and adversely affect the Market Value of such Purchased Asset; and

(vii) upon the entry of a judgment or decree in an amount in excess of $7,000,000.

(i) Maintenance of Licenses. Each of the Seller and the Guarantor shall (i) maintain all licenses, permits or other approvals necessary for each of the Seller and the Guarantor to conduct its business and to perform its obligations under the Program Documents, (ii) remain in good standing under the laws of each state in which it conducts business or in which any Mortgage Property is located, and (iii) shall conduct its business strictly in accordance with applicable law.

(j) Maintenance of Property; Insurance. The Seller shall cause the Servicer to keep all property useful and necessary in its business in good working order and condition.

(k) Taxes, Etc. The Seller shall pay and discharge or cause to be paid and discharged, when due, all taxes, assessments and governmental charges or levies imposed upon it or upon its income and profits or upon any of its property, real, personal or mixed (including without limitation, the Purchased Assets) or upon any part thereof, as well as any other lawful claims which, if unpaid, might become a Lien upon such properties or any part thereof, except for any such taxes, assessments and governmental charges, levies or claims as are appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves are provided. The Seller shall file on a timely basis all federal, and material state and local tax and information returns, reports and any other information statements or schedules required to be filed by or in respect of it.

(l) Nature of Business. Neither the Seller nor the Guarantor shall make any material change in the nature of its business as carried on as of the date hereof.

(m) Limitation on Distributions. If a Default has occurred and is continuing, neither the Seller nor the Guarantor shall pay any dividends or distributions with respect to any capital stock or other equity interests in the Seller or the Guarantor, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Seller or the Guarantor.

(n) Use of the Custodian. Without the prior written consent of the Buyer, the Seller and the Guarantor shall use no third party custodian as document custodian other than the Custodian with respect to third party purchasers, prospective third party purchasers, lenders and prospective third party lenders with respect to loans of the same type as the Purchased Assets.

(o) Merger of the Guarantor. The Guarantor shall not at any time, directly or indirectly, (i) liquidate or dissolve or enter into any consolidation or merger or be subject to a Change in Control without providing at least five (5) Business Days prior written notice of such event to the Buyer; (ii) form or enter into any partnership, joint venture, syndicate or other combination which would have a Material Adverse Effect with respect to the Guarantor; or (iii) permit any Material Adverse Change to occur with respect to the Guarantor or the Guarantor’s Subsidiaries.

(p) Insurance. The Guarantor will obtain and maintain insurance coverage for itself and its Subsidiaries with respect to employee dishonesty, forgery or alteration, theft, disappearance and destruction, robbery and safe burglary, property (other than money and securities) and computer fraud in an aggregate amount at least equal to $1,000,000; provided that the Guarantor may maintain a $200,000 sublimit with respect to direct financial losses caused by a computer virus. The Guarantor shall add the Buyer as a loss payee of any such fidelity bond or insurance policy. The Guarantor shall notify the Buyer of any material change in the terms of any such fidelity bond or insurance policy. With respect to each Eligible REO Interest, the Seller shall, and shall cause the related REO Subsidiary to, maintain errors and omissions insurance and/or mortgage impairment insurance and blanket bond coverage in such amounts as are in effect on the Effective Date (as disclosed to the Lender in writing) and shall not reduce such coverage without the written consent of the Buyer, and shall also maintain, or cause to be maintained, title and hazard insurance with financially sound and reputable insurance companies, with respect to property and risks of a character usually maintained by entities engaged in the same or similar business similarly situated, against loss, damage and liability of the kinds and in the amounts customarily maintained by such entities.

(q) Affiliate Transaction. Except in the ordinary course of business, neither the Seller nor the Guarantor shall at any time, directly or indirectly, sell, lease or otherwise transfer any property or assets to, or otherwise acquire any property or assets from, or otherwise engage in any transactions with, any of their Affiliates unless the terms thereof are no less favorable to the Seller or the Guarantor, as applicable, than those that could be obtained at the time of such transaction in an arm’s length transaction with a Person who is not such an Affiliate.

(r) Change of Fiscal Year. Neither the Seller nor the Guarantor shall at any time, directly or indirectly, except upon ninety (90) days’ prior written notice to the Buyer, change the date on which the Seller’s or the Guarantor’s fiscal year begins from the Seller’s or the Guarantor’s current fiscal year beginning date.

(s) Delivery of Servicing Rights. With respect to the Servicing Rights of each Mortgage Loan, the Seller shall deliver such Servicing Rights to the designee of the Buyer, within (75) days of a Purchase Date, unless otherwise stated in writing by the Buyer; provided that on each Repurchase Date that is subject to a new Transaction, such delivery requirement is deemed restated for such new Transaction (and the immediately preceding delivery requirement is deemed to be rescinded) in the absence of directions to the contrary from the Buyer, and a new 75-day period is deemed to commence as of such Repurchase Date. The Seller’s transfer of the Servicing Rights under this Section shall be in accordance with customary standards in the industry. Upon the delivery to the Buyer of the Servicing Rights as provided in this subsection (r), notwithstanding anything else herein to the contrary, the Seller shall have no obligation to perform any of the Servicer’s Obligations or covenants hereunder or under any other Program Document, nor shall the Seller have any obligation to make or remake any representations or warranties with respect to the Servicer.

(t) Underwriting Guidelines. The Seller shall promptly notify the Buyer in writing of any material modifications to be made to the Underwriting Guidelines that will impact either the Buyer or the Purchased Assets. The Seller agrees to deliver to the Buyer copies of the Underwriting Guidelines in the event that any modifications are made to the Underwriting Guidelines following the Closing Date. The Buyer shall not be required to purchase any Mortgage Loans originated under such modified Underwriting Guidelines until the Buyer has reviewed and approved such relevant modifications, which approval shall be deemed given if such modifications are not rejected by the Buyer in writing within ten (10) days after the Buyer has received from the Seller notice thereof and a copy of such modified Underwriting Guidelines.

(u) Reserved.

(v) MERS. The Seller will and will cause the Servicer to comply in all material respects with the rules and procedures of MERS in connection with the servicing of any MERS Designated Mortgage Loans for as long as such Purchased Assets are registered with MERS.

(w) REO Subsidiaries. (a) The Seller shall cause each REO Subsidiary to: (i) continue to be duly formed and existing and a single purpose entity; (ii) continue to comply with the provisions of its organizational documentation and the laws of the state of its formation relating to entities of the same type; (iii) observe all legal requirements regarding its existence; (iv) continue to accurately maintain its financial statements, accounting records and other documents separate and apart from those of any other Person; (v) not commingle its assets with those of any other Person; (vi) continue to accurately maintain its own bank accounts and separate books of account; (vii) continue to pay its own liabilities (other than those liabilities incurred under the Custodial Agreement) from its own separate assets; (viii) continue to identify itself under its own name (or its d/b/a name as required by the laws of certain jurisdictions in order to do business therein) and as a separate and distinct entity in all dealings with the public; (ix) not identify itself as being a division or part of any other entity (except, in the case of an REO Subsidiary, as a wholly-owned subsidiary of the Sellers); (x) not identify any other Person as being a division or part of such REO Subsidiary and (xi) to the extent permitted by applicable law, not cause such REO Subsidiary to become the debtor in any case or proceeding, or otherwise avail itself of relief under, any bankruptcy, insolvency or similar law; provided, however, that nothing contained in this subsection is intended to prevent the Sellers and any one or more REO Subsidiaries from (a) maintaining joint accounting records and books of account with each other, (b) paying their liabilities from each others’ assets and (c) identifying themselves as related entities in dealings with the public.

(b) The Seller shall not permit such REO Subsidiary to: (i) create, incur, assume or suffer to exist any Indebtedness or guarantee obligation; (ii) create, incur or permit to exist, or permit or allow others to create, incur or permit to exist, any Lien, security interest or claim on or to any of its property, other than the Liens in favor of the Buyer; (iii) consummate any transaction of merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution) or sell all or substantially all of its assets; (iv) convey, sell, lease, assign, transfer or otherwise dispose of, any of its property, business or assets (including, without limitation, receivables and leasehold interests) whether now owned or hereafter acquired; (v) make any advance, loan, extension of credit or capital contribution to, or purchase any stock, bonds, notes, debentures or other securities of or any assets constituting a business unit of, or make any other investment in (any of the foregoing, an “Investment”), any Person other than an REO Subsidiary; (vi) amend its certificate of incorporation or by-laws or other similar organizational or constitutive documents without the prior written consent of the Buyer which consent shall not be unreasonably withheld; (vii) form any Subsidiaries other than the REO Subsidiaries or (viii) with respect to each REO Subsidiary, engage in or transact any business or operations other than the acquisition of REO Properties.

(c) The Seller shall cause each REO Subsidiary to maintain the REO Properties in the condition received (reasonable wear and tear excepted) and promptly repair any damage or casualty. The Seller shall cause each REO Subsidiary to permit the Buyer and its agents, representatives and employees, upon reasonable prior notice, at the Buyer’s cost, to inspect any REO Property and conduct such environmental and engineering studies as the Lender may require; provided, that such inspections and studies do not materially and unreasonably interfere with the use, operation and occupancy of such REO Property.

(x) The Buyer may obtain, at the Seller’s or the Guarantor’s expense, within the month prior to the related Purchase Date (or immediately, with respect to any Purchased Loan if such Purchased Loan subsequently becomes delinquent three Monthly Payments), a BPO with respect to each Eligible Loan that is delinquent three or more Monthly Payments and with respect to each Eligible REO Interest which is to be purchased on such Purchase Date; provided, however, that the vendor providing such BPO must be approved by the Buyer. The Buyer hereby approves Hanson Quality Loan Services, Nationwide Appraisal Services Corp. and Ocwen Federal Bank FSB. The Buyer has the right to obtain a new BPO, at the expense of the Seller; with respect to each Purchased Loan delinquent more than three Monthly Payments and with respect to each REO Property every six (6) months.

(y) Prior to the initial Purchase Date, the Sellers shall establish, for the benefit of the Buyer, a Collection Account with the Control Bank in the Buyer’s name for the sole and exclusive benefit of the Buyer. Such account shall become subject to the Collection Account Control Agreement in form and substance satisfactory to the Buyer which shall be executed by the Sellers and the Control Bank and delivered to the Buyer prior to the date that is thirty (30) calendar days following the date of this Agreement. The Sellers shall segregate all amounts collected on account of the Purchased Assets to be held in trust for the benefit of the Buyer, and shall remit such collections in accordance with the Buyer’s written instructions. No amounts deposited into such account shall be removed without the Buyer’s prior written consent. The Sellers shall follow the instructions of the Buyer with respect to the Purchased Assets and deliver to the Buyer any information with respect to the Purchased Assets reasonably requested by the Buyer. The Sellers shall, and shall cause the Servicer to, deposit or credit to the Collection Account all items to be deposited or credited thereto irrespective of any right of setoff or counterclaim arising in favor of it (or any third party claiming through it) under any other agreement or arrangement. The Sellers and the Buyer may, from time to time, agree to change the Control Bank, at which time the Buyer shall terminate the then existing Control Bank in accordance with the procedures for termination set forth in the Collection Account Control Agreement.

15.	REPURCHASE DATE PAYMENTS/COLLECTIONS

On each Repurchase Date, the related Seller shall remit or shall cause to be remitted to the Buyer the Repurchase Price together with any other Obligations then due and payable.

16.	REPURCHASE OF PURCHASED ASSETS; CHANGE OF LAW

(a) Upon discovery by the Sellers or the Guarantor of a breach of any of the representations and warranties set forth on Exhibit B-1 to this Agreement, the Sellers or the Guarantor shall give prompt written notice thereof to the Buyer. Upon any such discovery by the Buyer, the Buyer will notify the related the Seller. It is understood and agreed that the representations and warranties set forth in Exhibit B-1 with respect to the Purchased Assets shall survive delivery of the respective Asset Files to the Custodian and shall inure to the benefit of the Buyer. The fact that the Buyer has conducted or has failed to conduct any partial or complete due diligence investigation in connection with its purchase of any Purchased Asset shall not affect the Buyer’s right to demand repurchase as provided under this Agreement. The Sellers shall, within two (2) Business Days of the earlier of the Sellers’ or the Guarantor’s discovery or either the Sellers or the Guarantor receiving notice with respect to any Purchased Asset of (i) any breach of a representation or warranty contained in Exhibit B-1, or (ii) any failure to deliver any of the items required to be delivered as part of the Asset File within the time period required for delivery pursuant to the Custodial Agreement, promptly cure such breach or delivery failure in all material respects. If within two (2) Business Days after the earlier of the Sellers’ or the Guarantor’s discovery of such breach or delivery failure or the Sellers or the Guarantor receiving notice thereof that such breach or delivery failure has not been remedied by the Sellers, the Sellers shall promptly upon receipt of written instructions from the Buyer, at the Buyer’s option, either (i) repurchase such Purchased Asset at a purchase price equal to the Repurchase Price with respect to such Purchased Asset by wire transfer to the account designated by the Buyer, or (ii) transfer comparable Substitute Assets to the Buyer, as provided in Section 17 hereof.

(b) If the Buyer determines that the introduction of, any change in, or the interpretation or administration of, any requirement of law has made it unlawful or commercially impracticable to engage in any Transactions with the applicable Pricing Rate based on LIBOR, then the Sellers (i) shall, upon their receipt of notice of such fact and demand from the Buyer (with a copy of such notice to the Custodian), repurchase the Purchased Assets subject to the Transaction on the next succeeding Business Day and, at the Seller’s election, concurrently enter into a new Transaction with the Buyer with a Pricing Rate based on the Prime Rate plus the margin set forth in the Pricing Side Letter as part of the Pricing Rate and (ii) may elect, by giving notice to the Buyer and the Custodian, that all new Transactions shall have Pricing Rates based on the Prime Rate plus such margin.

(c) If the Buyer determines in its sole discretion that any Change in Law or any change in accounting rules regarding capital requirements has or would have the effect of reducing the rate of return on the Buyer’s capital or on the capital of any Affiliate of the Buyer as a consequence of such Change in Law on this Agreement, then from time to time, upon the Sellers’ receipt of an itemized invoice, the Sellers will compensate the Buyer or the Buyer’s Affiliate, as applicable, for such reduced rate of return suffered as a consequence of such Change in Law on terms similar to those imposed by the Buyer on its other similarly affected customers. The Buyer shall provide the Sellers with prompt notice as to any Change in Law. Notwithstanding any other provisions in this Agreement, in the event of any such Change in Law, the Sellers will have the right to terminate all Transactions then outstanding as of a date selected by the Sellers, which date shall be prior to the then applicable Repurchase Date and which date shall thereafter for all purposes hereof be deemed to be the Repurchase Date.

17.	SUBSTITUTION

The Sellers may, subject to agreement with and acceptance by the Buyer upon one (1) Business Day’s notice, substitute other assets which are substantially the same as the Purchased Assets (the “Substitute Assets”) for any Purchased Assets. Such substitution shall be made by transfer to the Buyer of such other Substitute Assets and transfer to the Sellers of such Purchased Assets (the “Reacquired Assets”) along with the other information to be provided with respect to the applicable Purchased Assets as described in Section 4. After substitution, the Substitute Assets shall be deemed to be Purchased Assets, the Reacquired Assets shall no longer be deemed Purchased Assets, the Buyer shall be deemed to have terminated and released any security interest that the Buyer may have in the Reacquired Assets and any Purchased Items solely related to such Reacquired Assets to the Sellers unless such termination and release would give rise to or perpetuate a Market Value Deficit. Concurrently with any termination and release described in this Section 17, the Buyer shall execute and deliver to the Sellers upon request, and the Buyer hereby authorizes the Sellers to file and record, such documents as the Sellers may reasonably deem necessary or advisable in order to evidence such termination and release.

18.	REPURCHASE TRANSACTIONS

The Buyer shall have free and unrestricted use of all Purchased Assets and may, in the Buyer’s sole election, engage in repurchase transactions with the Purchased Assets or otherwise pledge, repledge, hypothecate, rehypothecate, assign, transfer or otherwise convey the Purchased Assets with a counterparty of the Buyer’s choice, in all cases subject to the Buyer’s obligation to reconvey the Purchased Assets (and not substitutes therefor) on the Repurchase Date. In the event the Buyer engages in a repurchase transaction with any of the Purchased Assets or otherwise pledges or hypothecates any of the Purchased Assets, the Buyer shall have the right to assign to the Buyer’s counterparty any of the applicable representations or warranties in Exhibit B-1 to this Agreement and the remedies for breach thereof, as they relate to the Purchased Assets that are subject to such repurchase transaction. Nothing contained in this Agreement shall obligate the Buyer to segregate any Purchased Assets delivered to the Buyer by a Seller.

19.	EVENTS OF DEFAULT

With respect to any Transactions covered by or related to this Agreement, the occurrence of any of the following events shall constitute an “Event of Default”:

(a) The related Seller fails to transfer the Purchased Assets to the Buyer on the applicable Purchase Date (provided Buyer has tendered the related Purchase Price);

(b) The related Seller either fails to repurchase the Purchased Assets on the applicable Repurchase Date or fails to perform its obligations under Section 6;

(c) Either the Sellers, the Guarantor or the Servicer shall fail to perform, observe or comply with any material term, covenant or agreement contained in the Program Documents (other than Exhibit B-1 to this Agreement and the other “Events of Default” set forth in this Section 19) and such failure is not cured within the time period expressly provided or, if no such cure period is provided, within five (5) Business Days (or one (1) Business Day with respect to a default on any principal or interest payment obligation in this Agreement or any other document or one (1) Business Day if the Purchased Assets exceed any applicable sublimits) of the earlier of (i) such party’s receipt of written notice from the Buyer or the Custodian of such breach or (ii) the date on which such party obtains notice or knowledge of the facts giving rise to such breach;

(d) Any representation or warranty made by the Sellers or the Guarantor (or any of the Seller’s or the Guarantor’s officers) in the Program Documents or in any other document delivered in connection therewith shall have been incorrect or untrue in any material respect when made or repeated or deemed to have been made or repeated (other than the representations or warranties in Section 13(n) and Exhibits B-1 and B-2 which shall be considered solely for the purpose of determining whether the related Purchased Asset is an Eligible Asset, unless the Sellers shall have made any such representations or warranties with the knowledge that they were materially false or misleading at the time made or repeated or deemed to have been made or repeated);

(e) The Sellers, the Guarantor or any of the Sellers’ or the Guarantor’s Affiliates or Subsidiaries (each, a “Seller Entity”) shall fail to pay any of its respective Indebtedness (aggregating in excess of $10,000,000), or any interest or premium thereon when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), or shall fail to make any payment when due under the Sellers’, the Guarantor’s or the Sellers’ or the Guarantor’s Affiliates’ or Subsidiaries’ Guarantee of another person’s Indebtedness for borrowed money (aggregating in excess of $10,000,000), and such failure shall entitle any related counterparty to declare any such Indebtedness or Guarantee to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof;

(f) A custodian, receiver, conservator, liquidator, trustee, sequestrator or similar official for any Seller, the Guarantor, any REO Subsidiary or any of the Sellers’ or the Guarantor’s Affiliates, or any of its respective Property (as a debtor or creditor protection procedure), is appointed or takes possession of such Property; or any Seller, the Guarantor, any REO Subsidiary or any of the Sellers’ or the Guarantor’s Affiliates generally fails to pay its respective debts as they become due; or a Seller, the Guarantor, any REO Subsidiary or any of the Sellers’ or the Guarantor’s Affiliates is adjudicated bankrupt or insolvent; or an order for relief is entered under the Federal Bankruptcy Code, or any successor or similar applicable statute, or any administrative insolvency scheme, against the Seller, the Guarantor and any REO Subsidiary, or any of its respective Property is sequestered by court or administrative order; or a petition is filed against any Seller, the Guarantor, any REO Subsidiary or any of the Seller’s or the Guarantor’s Affiliates under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution, moratorium, delinquency or liquidation law of any jurisdiction, whether now or subsequently in effect;

(g) Any Seller, the Guarantor, any REO Subsidiary or any of the Sellers’ or the Guarantor’s Affiliates files a voluntary petition in bankruptcy, seeks relief under any provision of any bankruptcy, reorganization, moratorium, delinquency, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction whether now or subsequently in effect; or consents to the filing of any petition against it under any such law; or consents to the appointment of or taking possession by a custodian, receiver, conservator, trustee, liquidator, sequestrator or similar official for it or of all or any part of its Property; or makes an assignment for the benefit of its creditors;

(h) Any final, nonappealable judgment or order for the payment of money in excess of $7,000,000 in the aggregate (to the extent that it is, in the reasonable determination of the Buyer, uninsured and provided that any insurance or other credit posted in connection with an appeal shall not be deemed insurance for these purposes) shall be rendered against the Sellers, the Guarantor or any of the Sellers’ or the Guarantor’s Affiliates (including an REO Subsidiary) by one or more courts, administrative tribunals or other bodies having jurisdiction over them and the same shall not be discharged (or provisions shall not be made for such discharge), satisfied, or bonded, or a stay of execution thereof shall not be procured, within sixty (60) days from the date of entry thereof and the Sellers, the Guarantor or any of the Sellers’ or the Guarantor’s Affiliates, as applicable, shall not, within said period of sixty (60) days, appeal therefrom and cause the execution thereof to be stayed during such appeal;

(i) Any Governmental Authority or any person, agency or entity acting or purporting to act under governmental authority shall have taken any action to condemn, seize or appropriate, or to assume custody or control of, all or any substantial part of the Property of the Sellers or the Guarantor or any REO Subsidiary, or shall have taken any action to displace the executive management of the Sellers or the Guarantor, or to curtail its authority in the conduct of the business of the Sellers or the Sellers’ ultimate parent entity, or takes any action in the nature of enforcement to remove, limit or restrict the approval of the Sellers or the Guarantor as an issuer, buyer or a seller/servicer of Mortgage Loans or securities backed thereby, and such action provided for in this subsection (h) shall not have been discontinued or stayed within thirty (30) days;

(j) Notwithstanding Section 19(e), the Sellers, the Guarantor or any of the Sellers’ or the Guarantor’s Affiliates shall default under or fail to perform as requested under, or shall otherwise materially breach the terms of, in each case beyond any applicable cure period, any material instrument, agreement or contract between the Sellers, the Guarantor, or any of the Sellers’ or the Guarantor’s Affiliates on the one hand and the Buyer or any of the Buyer’s Affiliates on the other. For the avoidance of doubt, an instrument, agreement or contract shall be deemed “material” if the consideration paid or obligations owed thereunder exceeds $500,000 in the aggregate;

(k) In the good faith judgment of the Buyer, any Material Adverse Effect shall have occurred with respect to the Sellers, the Guarantor or any of the Sellers’ or the Guarantor’s Affiliates taken as a whole or any Material Adverse Change shall have occurred with respect to the financial conditions or operations of the Guarantor;

(l) A Seller, the Guarantor or the Servicer shall admit in writing its inability to, or intention not to, perform any of such Seller’s, the Guarantor’s or the Servicer’s respective material Obligations;

(m) Reserved;

(n) Except as expressly permitted in this Agreement, the Guarantor shall directly or indirectly, (i) liquidate or dissolve or enter into any consolidation or merger or be subject to a Change in Control; or (ii) form or enter into any partnership, joint venture, syndicate or other combination which would have a Material Adverse Effect with respect to the Guarantor;

(o) This Agreement shall for any reason cease to create a valid, first priority security interest or ownership interest upon transfer in any material portion of the Purchased Assets or Purchased Items purported to be covered hereby;

(p) Either the Sellers’ or the Guarantor’s audited annual financial statements or the notes thereto or other opinions or conclusions stated therein shall be qualified or limited by reference to the status of the Sellers or the Guarantor as a “going concern” or a reference of similar import or shall indicate that the Seller or the Guarantor has a negative net worth or is insolvent;

(q) The Guarantor shall fail to satisfy any of the financial covenants set forth in Section 14(g)(ii) of this Agreement;

(r) The Buyer shall reasonably request, specifying the reasons for such request, reasonable information, and/or written responses to such requests, regarding the financial well-being of the Sellers or the Guarantor and such reasonable information and/or responses shall not have been provided within five (5) Business Days of such request;

(s) If any Seller or the Guarantor admits its inability or is manifestly unable to perform fully when such performance will become due (taking into account any cure period or grace period available to such Seller or the Guarantor) any obligation on the Sellers’ or the Guarantor’s part to any broker, dealer, bank or other financial institution in respect of a transaction for at least $10,000,000 in the aggregate involving securities, commodities or other instruments not then due (regardless of whether the Buyer and/or any of its Affiliates has or have any right, title or interest therein) which could result in the occurrence of a Material Adverse Effect with respect to the Sellers or the Guarantor, as determined by the Buyer in its sole discretion;

(t) A material Event of Default shall have occurred and is continuing under any of the Program Documents;

(u) The Guarantor shall have failed to maintain its status as a qualified real estate investment trust under Section 856 of the Code; or

(v) The Sellers shall fail to satisfy the covenant set forth in Section 14(y) of this Agreement with respect to the execution and delivery of the Collection Account Control Agreement.

20.	REMEDIES

Upon the occurrence of an Event of Default, the Buyer, at its option (which option shall be deemed to have been exercised immediately upon the occurrence of an Event of Default pursuant to Section 19(f), (g) or (l) hereof), shall have the right to exercise any or all of the following rights and remedies:

(a) (i) The Repurchase Date for each Transaction hereunder shall, if it has not already occurred, be deemed immediately to occur (except that, in the event that the Purchase Date for any Transaction has not yet occurred as of the date of such exercise or deemed exercise, such Transaction shall be deemed immediately canceled). The Sellers’ obligations hereunder to repurchase all Purchased Assets at the Repurchase Price therefor on the Repurchase Date for such Transactions shall thereupon become immediately due and payable; all Income paid after such exercise or deemed exercise shall be remitted to and retained by the Buyer and applied to the aggregate Repurchase Prices and any other amounts owing by the Sellers hereunder; the Sellers and the Guarantor shall immediately deliver to the Buyer or its designee any and all original papers, Records and files relating to the Purchased Assets subject to such Transaction then in the Sellers’ or the Servicer’s possession and/or control; and all right, title and interest in and entitlement to such Purchased Assets and Servicing Rights thereon shall be deemed transferred to Buyer or its designee.

(ii) The Buyer shall have the right to (A) sell, on or following the Business Day following the date on which the Repurchase Price became due and payable pursuant to Section 20(a)(i) without notice or demand of any kind, at a public or private sale and at such price or prices as the Buyer may reasonably deem satisfactory any or all Purchased Assets and/or (B) in its sole discretion elect, in lieu of selling all or a portion of such Purchased Assets, to give the Sellers credit for such Purchased Assets in an amount equal to the Market Value of the Purchased Assets against the aggregate unpaid Repurchase Price and any other amounts owing by the Sellers hereunder. The Sellers shall remain liable to the Buyer for any amounts that remain owing to the Buyer following a sale and/or credit under the preceding sentence. The proceeds of any disposition of Purchased Assets shall be applied first to the reasonable costs and expenses incurred by the Buyer in connection with or as a result of an Event of Default; second to costs of cover and/or related hedging transactions; third to the aggregate Repurchase Prices; and fourth to all other Obligations.

(iii) The parties recognize that it may not be possible to purchase or sell all of the Purchased Assets on a particular Business Day, or in a transaction with the same purchaser, or in the same manner because the market for such Purchased Assets may not be liquid. In view of the nature of the Purchased Assets, the parties agree that liquidation of a Transaction or the underlying Purchased Assets does not require a public purchase or sale and that a good faith private purchase or sale shall be deemed to have been made in a commercially reasonable manner. Accordingly, the Buyer may elect the time and manner of liquidating any Purchased Asset and nothing contained herein shall obligate Buyer to liquidate any Purchased Asset on the occurrence of an Event of Default or to liquidate all Purchased Assets in the same manner or on the same Business Day or constitute a waiver of any right or remedy of the Buyer. Notwithstanding the foregoing, the parties to this Agreement agree that the Transactions have been entered into in consideration of and in reliance upon the fact that all Transactions hereunder constitute a single business and contractual obligation and that each Transaction has been entered into in consideration of the other Transactions.

(b) The Sellers hereby acknowledge, admit and agree that the Sellers’ obligations under this Agreement are recourse obligations of the Sellers to which the Sellers pledge their full faith and credit. In addition to its rights hereunder, the Buyer shall have the right to proceed against any of the Sellers’ assets which may be in the possession of the Buyer, any of the Buyer’s Affiliates or their designee (including the Custodian), including the right to liquidate such assets and to set-off the proceeds against monies owed by the Sellers to the Buyer pursuant to this Agreement. The Buyer may set off cash, the proceeds of the liquidation of the Purchased Assets and Additional Purchased Assets, any other Purchased Items or their proceeds and all other sums or obligations owed by the Buyer to the Sellers against all of the Sellers’ obligations to the Buyer, whether under this Agreement, under a Transaction, or under any other agreement between the parties, or otherwise, whether or not such obligations are then due, without prejudice to the Buyer’s right to recover any deficiency.

(c) The Buyer shall have the right to obtain physical possession of the Records and all other files of the Sellers relating to the Purchased Assets and all documents relating to the Purchased Assets which are then or may thereafter come into the possession of the Sellers or any third party acting for the Sellers and the Sellers shall deliver to the Buyer such assignments as the Buyer shall request.

(d) The Buyer shall have the right to direct all Persons servicing the Purchased Assets to take such action with respect to the Purchased Assets as the Buyer determines appropriate.

(e) The Buyer shall, without regard to the adequacy of the security for the Obligations, be entitled to the appointment of a receiver by any court having jurisdiction, without notice, to take possession of and protect, collect, manage, liquidate, and sell the Purchased Assets and any other Purchased Items or any portion thereof, collect the payments due with respect to the Purchased Assets and any other Purchased Items or any portion thereof, and do anything that the Buyer is authorized hereunder to do. The Sellers shall pay all costs and expenses incurred by the Buyer in connection with the appointment and activities of such receiver.

(f) The Buyer may, at its option, enter into one or more hedge instruments covering all or a portion of the Purchased Assets, and the Sellers shall be responsible for all damages, judgments, costs and expenses of any kind which may be imposed on, incurred by or asserted against the Buyer relating to or arising out of such hedge instruments; including without limitation any losses resulting from such hedge instruments.

(g) In addition to all the rights and remedies specifically provided herein, the Buyer shall have all other rights and remedies provided by applicable federal, state, foreign, and local laws, whether existing at law, in equity or by statute, including, without limitation, all rights and remedies available to a purchaser/secured party under the Uniform Commercial Code.

Except as otherwise expressly provided in this Agreement, the Buyer shall have the right to exercise any of its rights and/or remedies without presentment, demand, protest or further notice of any kind other than as expressly set forth herein, all of which are hereby expressly waived by each Seller.

The Buyer may enforce its rights and remedies hereunder without prior judicial process or hearing, and the Sellers hereby expressly waive, to the extent permitted by law, any right Sellers might otherwise have to require the Buyer to enforce its rights by judicial process. The Sellers also waive, to the extent permitted by law, any defense Sellers might otherwise have to the Obligations, arising from use of nonjudicial process, enforcement and sale of all or any portion of the Purchased Assets and any other Purchased Items or from any other election of remedies. The Sellers recognize that nonjudicial remedies are consistent with the usages of the trade, are responsive to commercial necessity and are the result of a bargain at arm’s length.

Each Seller and the Guarantor shall cause all sums received by it with respect to the Purchased Assets to be deposited with the Custodian (or such other Person as the Buyer may direct) after receipt thereof. The Sellers shall be liable to the Buyer for the amount of all expenses (plus interest thereon at a rate equal to the Default Rate), and all costs and expenses incurred within thirty (30) days of the Event of Default in connection with hedging or covering transactions related to the Purchased Assets, conduit advances and payments for mortgage insurance.

21.	DELAY NOT WAIVER; REMEDIES ARE CUMULATIVE

No failure on the part of the Buyer to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Buyer of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All rights and remedies of the Buyer provided for herein are cumulative and in addition to any and all other rights and remedies provided by law, the Program Documents and the other instruments and agreements contemplated hereby and thereby, and are not conditional or contingent on any attempt by the Buyer to exercise any of its rights under any other related document. The Buyer may exercise at any time after the occurrence of an Event of Default one or more remedies, as they so desire, and may thereafter at any time and from time to time exercise any other remedy or remedies.

22.	USE OF EMPLOYEE PLAN ASSETS

No assets of an employee benefit plan subject to any provision of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) shall be used by either party hereto in a Transaction.

23.	INDEMNITY

(a) The Sellers agree to pay on demand (i) all reasonable out-of-pocket costs and expenses of the Buyer in connection with the preparation, execution, delivery, modification, administration and amendment of the Program Documents (including, without limitation, (A) all collateral review and UCC search and filing fees and expenses and (B) the reasonable fees and expenses of counsel for the Buyer with respect to advising the Buyer as to its rights and responsibilities, or the perfection, protection or preservation of rights or interests, under this Agreement, with respect to negotiations with the Sellers or with other creditors of the Sellers or any of their Subsidiaries arising out of any Default or any events or circumstances that may give rise to a Default and with respect to presenting claims in or otherwise participating in or monitoring any bankruptcy, insolvency or other similar proceeding involving creditors’ rights generally and any proceeding ancillary thereto), and (ii) all costs and expenses of the Buyer in connection with the enforcement of this Agreement (including any waivers), whether in any action, suit or litigation, any bankruptcy, insolvency or other similar proceeding affecting creditors’ rights generally (including, without limitation, the reasonable fees and expenses of counsel for the Buyer) whether or not the transactions contemplated hereby are consummated.

(b) The Sellers and the Guarantor agree to indemnify and hold harmless the Buyer and each of its Affiliates and their respective officers, directors, employees, agents and advisors (each, an “Indemnified Party”) from and against (and will reimburse each Indemnified Party as the same is incurred) any and all third party claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel and allocated costs of internal counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (i) any investigation, litigation or other proceeding (whether or not such Indemnified Party is a party thereto) relating to, resulting from or arising out of any of the Program Documents and all other documents related thereto, any breach of a representation or warranty of the Sellers or the Guarantor or the Sellers’ or the Guarantor’s officers in this Agreement or any other Program Document, and all actions taken pursuant thereto, (ii) the Transactions, the actual or proposed use of the proceeds of the Transactions, this Agreement or any of the transactions contemplated thereby, including, without limitation, any acquisition or proposed acquisition, or any indemnity payable under the Servicing Agreement or other servicing arrangement, or (iii) the actual or alleged presence of hazardous materials on any Property or any environmental action relating in any way to any Property, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct. The Sellers and the Guarantor agree not to assert any claim against the Buyer or any of its Affiliates, or any of their respective officers, directors, employees, attorneys and agents, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the Program Documents, the actual or proposed use of the proceeds of the Transactions, this Agreement or any of the transactions contemplated thereby. THE FOREGOING INDEMNITY AND AGREEMENT NOT TO ASSERT CLAIMS EXPRESSLY APPLIES, WITHOUT LIMITATION, TO THE NEGLIGENCE (BUT NOT GROSS NEGLIGENCE OR WILLFUL MISCONDUCT) OF THE INDEMNIFIED PARTIES.

(c) Reserved.

(d) If the Sellers fail to pay when due any costs, expenses or other amounts payable by it under this Agreement, including, without limitation, reasonable fees and expenses of counsel and indemnities, such amount may be paid on behalf of the Sellers by the Buyer, in its sole discretion and the Sellers shall remain liable for any such payments by the Buyer. No such payment by the Buyer shall be deemed a waiver of any of the Buyer’s rights under the Program Documents.

(e) Without prejudice to the survival of any other agreement of the Sellers hereunder, the covenants and obligations of the Sellers contained in this Section 23 shall survive the payment in full of the Repurchase Price and all other amounts payable hereunder and delivery of the Purchased Assets by the Buyer against full payment therefor.

24.	WAIVER OF REDEMPTION AND DEFICIENCY RIGHTS

Each Seller hereby expressly waives, to the fullest extent permitted by law, every statute of limitation on a deficiency judgment, any reduction in the proceeds of any Purchased Assets as a result of restrictions upon the Buyer or the Custodian contained in the Program Documents or any other instrument delivered in connection therewith, and any right that it may have to direct the order in which any of the Purchased Assets shall be disposed of in the event of any disposition pursuant hereto.

25.	REIMBURSEMENT

All sums reasonably expended by the Buyer in connection with the exercise of any right or remedy provided for herein shall be and remain the Sellers’ obligation (unless and to the extent that a Seller is the prevailing party in any dispute, claim or action relating thereto). Each Seller agrees to pay, with interest at the Default Rate to the extent that an Event of Default has occurred, the reasonable out-of-pocket expenses and reasonable attorneys’ fees incurred by the Buyer and/or the Custodian in connection with the preparation, enforcement (including any waivers), administration and amendment of the Program Documents (regardless of whether a Transaction is entered into hereunder), the taking of any action, including legal action, required or permitted to be taken by the Buyer (without duplication to the Buyer) and/or the Custodian pursuant thereto, any “due diligence” or loan agent reviews conducted by the Buyer or on its behalf or by refinancing or restructuring in the nature of a “workout.”

If the Buyer determines that, due to the introduction of, any change in, or the compliance by the Buyer with (i) any eurocurrency reserve requirement, or (ii) the interpretation of any law, regulation or any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be an increase in the cost to the Buyer in engaging in the present or any future Transactions, then the Sellers agree to pay to the Buyer, from time to time, upon demand by the Buyer and the Sellers’ receipt of an itemized invoice (with a copy to the Custodian) the actual cost of additional amounts as specified by the Buyer to compensate the Buyer for such increased costs. Notwithstanding any other provisions in this Agreement, in the event of any such change in the eurocurrency reserve requirement or the interpretation of any law, regulation or any guideline or request from any central bank or other Governmental Authority, the Sellers will have the right to terminate all Transactions then outstanding as of a date selected by the Sellers, which date shall be prior to the applicable Repurchase Date and which date shall thereafter for all purposes hereof, be deemed to be the Repurchase Date. In addition, the Buyer shall promptly notify the Sellers if any events in clause (i) or (ii) of this second paragraph of Section 25 occur.

In addition to any rights and remedies of the Buyer hereunder and by law, the Buyer shall have the right, without prior notice to the Sellers, any such notice being expressly waived by the Sellers to the extent permitted by applicable law, upon any amount becoming due and payable by the Sellers hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by the Buyer or any Affiliate thereof to or for the credit or the account of the Sellers or any Affiliate thereof. The Buyer agrees promptly to notify Sellers after any such set-off and application made by the Buyer; provided that the failure to give such notice shall not affect the validity of such set-off and application.

26.	FURTHER ASSURANCES

The Sellers and the Guarantor agree to do such further acts and things and to execute and deliver to the Buyer such additional assignments, acknowledgments, agreements, powers and instruments as are reasonably required by the Buyer to carry into effect the intent and purposes of this Agreement, to perfect the interests of the Buyer in the Purchased Assets or to better assure and confirm unto the Buyer its rights, powers and remedies hereunder.

27.	ENTIRE AGREEMENT; PRODUCT OF NEGOTIATION

This Agreement supersedes and integrates all previous negotiations, contracts, agreements and understandings between the parties relating to a sale and repurchase of Purchased Assets and Additional Purchased Assets thereto, and it, together with the other Program Documents, and the other documents delivered pursuant hereto or thereto, contains the entire final agreement of the parties. No prior negotiation, agreement, understanding or prior contract shall have any validity hereafter.

28.	TERMINATION

This Agreement shall remain in effect until the Termination Date; provided, however, that at the request of the Sellers, no earlier than thirty (30) days prior to the then current Termination Date, the Buyer may in its sole discretion extend the Termination Date for a period of 364 days by giving written notice of such extension to the Sellers no later than twenty (20) days, but in no event later than thirty (30) days prior to the then current Termination Date. However, no such termination shall affect the Sellers’ or the Guarantor’s outstanding obligations to the Buyer at the time of such termination. The Sellers’ obligations under Section 3(d), Section 13, and Section 23 and any indemnity by the Sellers or the Guarantor to the Buyer pursuant to this Agreement and the other Program Documents shall survive the termination hereof.

29.	ASSIGNMENT

The Program Documents are not assignable by the Sellers or the Guarantor. The Buyer has the right at any time, subject to consent of the Seller (which consent shall not be unreasonably withheld or delayed), to assign all or a portion of its rights and obligations under this Agreement and the Program Documents; provided, however, that the Buyer shall maintain, for review by the Seller upon written request, a register of assignees and a copy of an executed assignment and acceptance by the Buyer and assignee (“Assignment and Acceptance”), specifying the percentage or portion of such rights and obligations assigned. Upon such assignment, (a) such assignee shall be a party hereto and to each Program Document to the extent of the percentage or portion set forth in the Assignment and Acceptance, and shall succeed to the applicable rights and obligations of the Buyer hereunder, and (b) the Buyer shall, to the extent that such rights and obligations have been so assigned by it to either (i) an Affiliate of the Buyer which assumes the obligations of such Buyer or (ii) to another Person which assumes the obligations of such Buyer, be released from its obligations hereunder accruing thereafter and under the Program Documents. Unless otherwise stated in the Assignment and Acceptance, the Sellers shall continue to take directions solely from the Buyer unless otherwise notified by the Buyer in writing. The Buyer may distribute to any prospective assignee any document or other information delivered to the Buyer by the Sellers.

The Buyer may sell participations to one or more Persons in or to all or a portion of its rights and obligations under this Repurchase Agreement; provided, however, that notwithstanding any such participation, (i) the Buyer’s obligations under this Repurchase Agreement shall remain unchanged, (ii) the Buyer shall remain solely responsible to the other parties hereto for the performance of such obligations; and (iii) the Sellers shall continue to deal solely and directly with the Buyer in connection with the Buyer’s rights and obligations under this Repurchase Agreement and the other Program Documents. Notwithstanding the terms of Section 8, each participant of the Buyer shall be entitled to the additional compensation and other rights and protections afforded the Buyer under Section 8 to the same extent as the Buyer would have been entitled to receive them with respect to the participation sold to such participant.

The Buyer may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 29, disclose to the assignee or participant or proposed assignee or participant, as the case may be, any information relating to the Sellers or any of their Subsidiaries or to any aspect of the Transactions that has been furnished to the Buyer by or on behalf of the Sellers or any of their Subsidiaries; provided that such assignee or participant agrees to hold such information subject to the confidentiality provisions of this Repurchase Agreement.

In the event the Buyer assigns all or a portion of its rights and obligations under this Repurchase Agreement, the parties hereto agree to negotiate in good faith an amendment to this Repurchase Agreement to add agency provisions similar to those included in repurchase agreements for similar syndicated repurchase facilities.

30.	AMENDMENTS, ETC.

No amendment or waiver of any provision of this Agreement nor any consent to any failure to comply herewith or therewith shall in any event be effective unless the same shall be in writing and signed by the Guarantor, the Sellers and the Buyer, and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

31.	SEVERABILITY

If any provision of any Program Document is declared invalid by any court of competent jurisdiction, such invalidity shall not affect any other provision of the Program Documents, and each Program Document shall be enforced to the fullest extent permitted by law.

32.	BINDING EFFECT; GOVERNING LAW

This Agreement shall be binding and inure to the benefit of the parties hereto and their respective successors and assigns, except that neither the Guarantor nor the Sellers may assign or transfer any of their respective rights or obligations under this Agreement or any other Program Document without the prior written consent of the Buyer. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF (EXCEPT FOR SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

33.	WAIVER OF JURY TRIAL; CONSENT TO JURISDICTION AND VENUE; SERVICE OF PROCESS

EACH SELLER AND THE GUARANTOR HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE PROGRAM DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH SELLER AND THE GUARANTOR HEREBY IRREVOCABLY AND UNCONDITIONALLY CONSENT, ON BEHALF OF ITSELF AND ITS PROPERTY, TO THE NON-EXCLUSIVE PERSONAL JURISDICTION OF ANY COURT OF THE STATE OF NEW YORK, OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, ARISING OUT OF OR RELATING TO THE PROGRAM DOCUMENTS IN ANY ACTION OR PROCEEDING. EACH SELLER AND THE GUARANTOR HEREBY SUBMITS TO, AND WAIVES ANY OBJECTION SUCH SELLER OR THE GUARANTOR MAY HAVE TO, NON-EXCLUSIVE PERSONAL JURISDICTION AND VENUE IN THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, WITH RESPECT TO ANY DISPUTES ARISING OUT OF OR RELATING TO THE PROGRAM DOCUMENTS. EACH SELLER AND THE GUARANTOR HEREBY IRREVOCABLY CONSENTS TO THE SERVICE OF A SUMMONS AND COMPLAINT AND OTHER PROCESS IN ANY ACTION, CLAIM OR PROCEEDING BROUGHT BY BUYER IN CONNECTION WITH THIS AGREEMENT OR THE OTHER PROGRAM DOCUMENTS, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THEREUNDER, OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS, ON BEHALF OF ITSELF OR ITS PROPERTY, IN THE MANNER SPECIFIED IN THIS SECTION 33 AND TO EACH SELLER OR THE GUARANTOR’S ADDRESS SPECIFIED IN SECTION 36 OR SUCH OTHER ADDRESS AS EACH SELLER OR THE GUARANTOR SHALL HAVE PROVIDED IN WRITING TO BUYER. NOTHING IN THIS SECTION 33 SHALL AFFECT THE RIGHT OF THE BUYER TO (I) SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW, OR (II) BRING ANY ACTION OR PROCEEDING AGAINST EACH SELLER OR THE GUARANTOR OR ITS PROPERTIES IN THE COURTS OF ANY OTHER JURISDICTIONS.

34.	SINGLE AGREEMENT

The Sellers, the Guarantor and the Buyer acknowledge that, and have entered hereinto and will enter into each Transaction hereunder in consideration of and in reliance upon the fact that, all Transactions hereunder constitute a single business and contractual relationship and have been made in consideration of each other. Accordingly, the Sellers, the Guarantor and the Buyer each agree (i) to perform all of its obligations in respect of each Transaction hereunder, and that a default in the performance of any such obligations shall constitute a default by it in respect of all Transactions hereunder, and (ii) that payments, deliveries and other transfers made by any of them in respect of any Transaction shall be deemed to have been made in consideration of payments, deliveries and other transfers in respect of any other Transaction hereunder, and the obligations to make any such payments, deliveries and other transfers may be applied against each other and netted.

35.	INTENT

The Sellers and the Buyer recognize that each Transaction is a “repurchase agreement” as that term is defined in Section 101 of Title 11 of the United States Code, as amended (“USC”) (except insofar as the Purchased Assets subject to such Transaction or the term of such Transaction would render such definition inapplicable), a “forward contract” as that term is defined in Section 101 of Title 11 of the USC, and a “securities contract” as that term is defined in Section 741 of Title 11 of the USC (except insofar as the Purchased Assets subject to such Transaction or the term of such Transaction would render such definition inapplicable).

It is understood that the Buyer’s right to liquidate the Purchased Assets delivered to it in connection with the Transactions hereunder or to exercise any other remedies pursuant to Section 20 hereof is a contractual right to liquidate such Transaction as described in Sections 555 and 559 of Title 11 of the USC.

36.	NOTICES AND OTHER COMMUNICATIONS

Except as provided herein, all notices required or permitted by this Agreement shall be in writing (including without limitation by Electronic Transmission, email or facsimile) and shall be effective and deemed delivered only when received by the party to which it is sent; provided, however, that a facsimile transmission shall be deemed to be received when transmitted so long as the transmitting machine has provided an electronic confirmation (without error message) of such transmission and notices being sent by first class mail, postage prepaid, shall be deemed to be received five (5) Business Days following the mailing thereof. Any such notice shall be sent to a party at the address or facsimile transmission number set forth below:

if to the Sellers:
Home123 Corporation
New Century Mortgage Corporation
NC Capital Corporation
New Century Credit Corporation
18400 Von Karman
Irvine, California 92612
Attention: Kevin Dwyer
Telephone: (949) 225-7808
Facsimile: (949) 440-7033

if to the Guarantor:
New Century Financial Corporation
18400 Von Karman
Irvine, California 92612
Attention: Kevin Dwyer
Telephone: (949) 225-7808
Facsimile: (949) 440-7033

if to the Buyer:
Citigroup Global Markets Realty Corp.
390 Greenwich Street, 6th Floor
New York, New York 10013
Attention: Bobbie Theivakumaran
Telephone: (212) 723-6753
Facsimile: (212) 723-8604

or to such other address or facsimile number as either party may notify to the other in writing from time to time.

37.	CONFIDENTIALITY

The Program Documents and their respective terms, provisions, supplements and amendments, and transactions and notices hereunder, and any other written information provided by one party to the other and marked “Confidential,” are proprietary to the Buyer and the Sellers and shall be held by each party hereto (and the Sellers shall cause the Servicer to hold it) in strict confidence and shall not be disclosed to any third party without the consent of the other parties hereto except for (i) disclosure to such other parties’ direct and indirect parent companies, directors, attorneys, agents or accountants, provided that such attorneys or accountants likewise agree to be bound by this covenant of confidentiality, or are otherwise subject to confidentiality restrictions or (ii) disclosure required by law, rule, regulation or order of a court or other regulatory body or (iii) disclosure to any approved hedge counterparty to the extent necessary to obtain any Hedge Instrument hereunder or (iv) any disclosures or filings required under Securities and Exchange Commission (“SEC”) or state securities’ laws; provided that in the case of (ii), (iii) and (iv), each party hereto shall take reasonable actions to provide to the other parties hereto with prior written notice; provided further that in the case of (iv), none of the parties hereto shall file any of the Program Documents other than the Agreement with the SEC or state securities office unless such party shall have provided at least thirty (30) days (or such lesser time as may be demanded by the SEC or state securities office) prior written notice of such filing to the other parties hereto. Notwithstanding anything herein to the contrary, each party (and each employee, representative, or other agent of each party) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transaction and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure. For this purpose, tax treatment and tax structure shall not include (i) the identity of any existing or future party (or any Affiliate of such party) to this Agreement or (ii) any specific pricing information or other commercial terms, including the amount of any fees, expenses, rates or payments arising in connection with the transactions contemplated by this Agreement. The Buyer acknowledges that this Agreement will be filed with the Securities and Exchange Commission.

38.	DUE DILIGENCE

Each of the Sellers, the Guarantor and the Servicer agrees to promptly provide the Buyer and its agents with access to, copies of and extracts from any and all documents, books, records, agreements, instruments or information (including, without limitation, any of the foregoing in computer data banks and computer software systems) relating to its financial condition, the performance of its obligations under the Program Documents, the documents contained in the Servicing File or the Purchased Assets in the possession, or under the control, of the Servicer, the Guarantor or the Sellers. In addition, the Buyer has the right to perform continuing due diligence reviews of (x) the Sellers, the Guarantor, the Servicer, and their respective directors and officers, including, without limitation, the Sellers’, the Servicer’s and the Guarantor’s respective financial condition and performance of the Sellers’, the Guarantor’s and the Servicer’s obligations under the Program Documents, and (y) the Servicing File and the Purchased Assets. The Sellers and the Guarantor shall also make available to the Buyer a knowledgeable financial or accounting officer for the purpose of answering questions respecting the Purchased Assets. Without limiting the generality of the foregoing, the Sellers acknowledge that the Buyer shall enter into transactions with the Sellers based solely upon the information provided by the Sellers to the Buyer and the representations, warranties and covenants contained herein, and that the Buyer, at its option, has the right at any time to conduct a partial or complete due diligence review on some or all of the Purchased Assets, including, without limitation, ordering new credit reports, new appraisals on the related Mortgaged Properties and otherwise re-generating the information used to originate such Purchased Assets. The Servicer, the Guarantor and the Sellers shall pay the Buyer’s out-of-pocket costs and expenses incurred by the Buyer in connection with any due diligence hereunder; provided that in no event shall the Servicer, the Guarantor and the Sellers be obligated to pay any such costs and expenses in excess of $50,000 per year. The Servicer, the Guarantor and the Sellers shall pay the Buyer’s due diligence expenses.

39.	JOINT AND SEVERAL LIABILITY

Each Seller hereby acknowledges and agrees that the Sellers are jointly and severally liable to the Buyer for all representations, warranties, covenants, obligations and liabilities of any Seller hereunder. Each Seller hereby further acknowledges and agrees that any Default, Event of Default or breach of a representation, warranty or covenant by any Seller under this Agreement is hereby considered a Default, Event of Default or breach by each Seller, as applicable. Each Seller hereby waives any defense to their obligations under this Agreement based upon or arising out of the disability or other defense or cessation of liability of one Seller versus another. A Seller’s subrogation claim arising out of payments to the Buyer shall constitute a capital investment in another Seller subordinated to any claims of the Buyer and equal to a ratable share of the equity interests in such Seller.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Sellers, the Buyer and the Guarantor have caused their names to be signed to this Master Repurchase Agreement by their respective officers thereunto duly authorized as of the date first above written.

NEW CENTURY MORTGAGE
CORPORATION, as a Seller

By: /s/ Karl Weiss
Name: Karl Weiss
Title: SVP, Secondary Marketing

NC CAPITAL CORPORATION, as a Seller

By: /s/ Karl Weiss
Name: Karl Weiss
Title: SVP, Secondary Marketing

NEW CENTURY CREDIT
CORPORATION, as a Seller

By: /s/ Karl Weiss
Name: Karl Weiss
Title: SVP, Secondary Marketing

HOME123 CORPORATION, as a Seller

By: /s/ Karl Weiss
Name: Karl Weiss
Title: SVP, Secondary Marketing

NEW CENTURY FINANCIAL CORPORATION, as the Guarantor

By: /s/ Patti M. Dodge
Name: Patti M. Dodge
Title: EVP and CFO

By: /s/ Brad A. Morrice
Name: Brad A. Morrice
Title: President and CEO

CITIGROUP GLOBAL MARKETS
REALTY CORP., as the Buyer

By: /s/ Bobbie Theivakumaran
Name: Bobbie Theivakumaran
Title: Authorized Agent